U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM SB-2

             Registration Statement Under the Securities Act of 1933

                            CANCER THERAPEUTICS, INC.
                 (Name of Small Business Issuer in Its Charter)

    Delaware                            8000                        20-1499421
-----------------------------  ----------------------------   -----------------------
(State or other Jurisdiction   (Primary Standard Industrial          (IRS Employer
          of Organization)     Classification Code Number)        Identification No.)

          210 West Hansell Street, Thomasville, GA 31792 (229) 403-1282
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Robert K. Oldham, M.D.
          210 West Hansell Street, Thomasville, GA 31792 (229) 403-1282
            (Name, address, including zip code, and telephone number
                   including area code, of agent for service)

                                 with copies to:

                             Kenneth I. Denos, Esq.
                       11585 South State Street, Suite 102
                               Draper, Utah 84020
                                 (801) 816-2511
                               FAX (801) 816-2599

        Approximate date of commencement of proposed sale to the public: As soon as possible after the registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./_/

                                   CALCULATION OF REGISTRATION FEE
------------------------ --------------------- ----------------------- ---------------------- ----------------------
  Title of Securities           Amount            Proposed Maximum       Proposed Maximum           Amount of
         to be                  to be              Offering Price            Aggregate            Registration
     Registered(1) Registered Per Share(2) Offering Price(2) Fee(3)
------------------------ --------------------- ----------------------- ---------------------- ----------------------

     Common Stock             4,097,688                $0.10                 $409,769                $51.92
------------------------ --------------------- ----------------------- ---------------------- ----------------------

(1) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends, or similar transactions and in such event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2) The offering price is based on an estimate by the selling shareholders of the anticipated maximum selling price of their shares at fixed prices or negotiated prices. If the shares are subsequently quoted on the OTC Electronic Bulletin Board, the shares may thereafter be sold at prevailing market prices or at negotiated prices.

(3) The amount of the registration fee was determined pursuant to Section 457 of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


                                4,097,688 Shares


                            CANCER THERAPEUTICS, INC.
                               ------------------

                                  Common Stock
                               ------------------


     This prospectus relates to the offer and resale by certain selling stockholders of Cancer Therapeutics, Inc., of up to 4,097,688 shares of our common stock.

     Prior to this offering, there has been no public market for our shares. The shares of Cancer Therapeutics will not be listed on an exchange or quoted on the NASDAQ system upon completion of this offering and we cannot assure you that a market will develop or, if a market should develop, that it will continue. The initial maximum public offering price has been arbitrarily determined by us and bears no relationship to assets, shareholders equity, or any other recognized criteria of value.

     We will not receive any proceeds from the resale of shares of Cancer Therapeutics stock pursuant to this prospectus. We will pay for expenses of this offering. The selling shareholders will sell their shares on an individual basis, without the assistance of an underwriter, and no underwriting or selling commitments have been made to any of the selling shareholders by any person.

     Our business is subject to many risks and an investment in the shares of Cancer Therapeutics will also involve a high degree of risk. You should not purchase shares of Cancer Therapeutics unless you can afford to risk the loss of your entire investment. See "Risk Factors" beginning on page 3 for a discussion of certain factors which you should consider before purchasing shares of Cancer Therapeutics.
--------------------------------------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

       The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

       You should read this prospectus in its entirety prior to making an investment in Cancer Therapeutics.

       As used in this prospectus, the terms "we," "us," "our," and "Cancer Therapeutics" mean Cancer Therapeutics, Inc. unless otherwise indicated.

-----------


                  The date of this prospectus is October 22, 2004

                                TABLE OF CONTENTS
                                                                          PAGE
                                                                        NUMBER


PROSPECTUS SUMMARY............................................................1
RISK FACTORS..................................................................3
SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE.........................7
THE OFFERING..................................................................7
DILUTION......................................................................8
USE OF PROCEEDS...............................................................8
DETERMINATION OF OFFERING PRICE...............................................8
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION...................8
BUSINESS.....................................................................10
DESCRIPTION OF PROPERTY......................................................16
DIRECTORS, EXECUTIVE OFFICERS, AND CONTROL PERSONS...........................17
EXECUTIVE COMPENSATION.......................................................18
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................19
DIVIDEND POLICY..............................................................19
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.....................20
SELLING SECURITY HOLDERS.....................................................21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............26
DESCRIPTION OF SECURITIES....................................................27
PLAN OF DISTRIBUTION.........................................................28
INTEREST OF NAMED EXPERTS AND COUNSEL........................................29
LEGAL PROCEEDINGS............................................................29
DISCLOSURE OF COMMISSION POSITION............................................30
ORGANIZATION WITHIN THE LAST FIVE YEARS......................................31
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS................................31
REPORTS TO SECURITY HOLDERS..................................................32
FINANCIAL STATEMENTS.........................................................33

                               PROSPECTUS SUMMARY

     This prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of Cancer Therapeutics. We caution you that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, you should specifically consider the various factors identified in this prospectus, including the matters set forth under the caption, "Risk Factors," which would cause actual results to differ materially from those indicated by such forward-looking statements. The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the description of Cancer Therapeutics and its operations appearing elsewhere in this prospectus.


                                  Our Business

     Cancer Therapeutics, Inc., was incorporated under the laws of the State of Tennessee on May 1, 1991. On September 7, 2004 we reincorporated Cancer Therapeutics in the state of Delaware. We are a producer and provider of treatments for cancer, commonly grouped under the category of "biotherapy." These biotherapy services include, tumor specimen storage, cellular therapies and patient -specific vaccines for patients diagnosed with a malignant type of cancer. Biotherapy is complimentary to conventional cancer treatment modalities, and is not usually used as an independent treatment for cancer. We intend to market our services to regionally-based oncology markets, build a strong physician referral source, and thereby become a significant biotherapy provider in the regional markets we serve. You can learn more about our business from our website at www.cancer-therapeutics.com.

        Our mailing address and the telephone number of our principal executive offices are 210 West Hansell Street, Thomasville, GA 31792, (229) 403-1282.


                         Number of Shares Being Offered

     This prospectus covers the resale by the selling stockholders named in this prospectus of up to 4,097,688 shares of Cancer Therapeutics common stock. The offered shares were acquired by the selling stockholders in private placement transactions which were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may offer to sell the shares of common stock described in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices. Please see the "Plan of Distribution" section on page 28 of this prospectus for a detailed explanation of how the shares of common stock offered by the selling stockholders may be sold.


                          Number of Shares Outstanding

     Cancer Therapeutics had 4,097,688 shares of common stock outstanding as at September 30, 2004. Cancer Therapeutics has no other shares of capital stock outstanding at the present time.


                                 Use of Proceeds

     We will not receive any of the proceeds from the sale of the shares being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

                            Summary of Financial Data

     The summarized financial data presented below is derived from and should be read in conjunction with our audited financial statements for the years ended May 31, 2004 and 2003 including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled Management's Discussion and Analysis of Financial Condition and Results of Operations beginning on page 8 of this prospectus.

                                                              For the year ended      For the year ended
                                                                 May 31, 2004           May 31, 2003
                                                             -------------------      ------------------
     Revenue                                                       $36,104                 $36,468
     Net Loss for the Year                                        ($177,448)              ($280,762)
     Loss Per Share - basic and diluted                           ($0.39) (1)             ($0.62) (1)

     Working Capital                                               $77,997                  $0
     Total Assets                                                  $77,997                  $0
     Total Number of Issued Shares of Common Stock              1,947,688 (1)            447,688 (1)
     Accumulated Deficit                                         ($2,726,721)            ($2,549,273)

     Total Stockholders' Deficit                                  ($572,201)              ($534,753)

     (1) Adjusted to reflect the reincorporation of Cancer Therapeutics from Tennessee to Delaware, in which each five (5) shares of Cancer Therapeutics (TN) were exchanged for one share of Cancer Therapeutics (DE).

                                  RISK FACTORS

     You should consider carefully the risk factors set forth below, in addition to the other information contained in this prospectus, before making a decision to purchase shares of Cancer Therapeutics. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements as a result of certain factors, including those set forth in the following "Risk Factors" and elsewhere in this prospectus. In each instance in which a risk factor identifies an event that would or could adversely affect Cancer Therapeutics, such risk should be viewed as potentially adversely affecting our business, results of operations, and financial position.

Operating Risks

     We Have a Limited Operating History. Cancer Therapeutics was organized in 1991 and has consistently operated at a loss, and we cannot assure you that we will be able to operate Cancer Therapeutics profitably. In the event we are unsuccessful at operating our business profitably, we cannot assure you that Cancer Therapeutics could successfully become involved in any other business venture. We presently have no plans, commitment, or arrangements with respect to any other potential business venture.

     Our Operating Capital is Limited, and We Must Raise Additional Capital to Remain in Business. We presently have limited operating capital and are dependent upon future fundraising efforts to provide the minimum capital necessary to continue our business. Such fundraising efforts may include the sale of additional shares of Cancer Therapeutics or will involve commercial borrowing. Although we believe that our status as a publicly-traded company will enhance our ability to raise additional capital, we cannot assure you that such our shares will ever be publicly traded and capital will be available to meet the costs of our operations, or that it will be available on acceptable terms. Presently, we have no commitments or arrangements from commercial lenders or other sources.

     We are Heavily Dependent Upon our Key Personnel who Have Business and Time Conflicts. We will be totally dependent in the conduct of our business upon the knowledge, skills, and experience of Robert K. Oldham, M.D. our President, CEO, Medical Director and Chairman. As compared to many other public companies, we do not have a depth of managerial and technical personnel. Accordingly, there is a greater likelihood that loss of the services of Mr. Oldham would have a material adverse effect upon Cancer Therapeutics. We presently have no employment contract with or key man life insurance upon Mr. Oldham. Furthermore, Mr. Oldham will not be employed full-time, at least initially, and is involved with other businesses and has other interests which could give rise to conflicts of interest with respect to the business of and amount of time devoted to Cancer Theraputics. We cannot assure you that such conflicts will be resolved favorably to Cancer Therapeutics.

     You May Not Agree With The Decisions of Our Management Team. Although our directors and officers will endeavor to make decisions as they reasonably deem consistent with their fiduciary duties under Delaware corporate law, you may disagree with these decisions. Our management has significant control over stockholder matters, which may affect the ability of minority stockholders to influence our activities.

     Insurance and Other Third Party Reimbursement is Limited. With respect to the services we offer, insurance reimbursement or other third-party reimbursement is only available with respect to certain patient types. Moreover, our services are not covered or reimbursed under the Medicare program. Consequently, most patients will be required to pay for such services, wholly or in part, with their own funds. We cannot assure you that significant insurance reimbursement or other third-party reimbursement for our services will be available in the future. Difficulties receiving reimbursement from insurance companies or other third-parties will substantially affect our business and our results of operations.

     Our Services May be Subject to FDA Regulation. Prior to being licensed for sale in interstate commerce, therapeutic and diagnostic health care processes/products generally are subject to rigorous approval processes by the Food and Drug Administration and similar health authorities in foreign countries. The precise nature of the regulatory approvals which we may be required to obtain are not clear at this point. Obtaining FDA and corresponding foreign approvals for technology, processes, or products we have developed is likely to be costly and time consuming and will, in our opinion, require several years. The length of such time period, however, will depend upon the use for which approval is sought and the results of clinical testing with respect to such use. We cannot assure you that such approval will be granted. Further, we cannot assure you that subsequent adoption or amendment of laws or interpretation of existing laws will not have a material adverse impact upon Cancer Therapeutics.

       We Are Susceptible to Increased Operating Costs. Our income could be seriously affected by rising operating expenses such as: research and development; electricity; insurance and administrative costs, security, patent registration expenses, building repairs and maintenance, and regulatory compliance. If we cannot control operating costs or adequately cover them, our cash flow and financial condition may be adversely affected.

         We May Not Have any Patent Protection for Our Technology. We expect to own and rely upon certain trade secrets and know-how but we have not yet sought patent protection for our technology. It may not be possible for us to obtain patent protection for many aspects of our technology. We cannot assure you that that others will not independently develop substantially equivalent information and techniques or otherwise gain access to our technology. We believe that, in general, it is unlikely that true proprietary protection will be available to companies such as Cancer Therapeutics which develop biologicals for commercial use.

         Our Value Can be Negatively Affected in Many Ways. The value of the stock of a biotherapy company such as Cancer Therapeutics depends largely upon the income generated from the services offered to patients. If our services do not generate enough cash flow to meet our operating expenses, our ability develop and expand our business and become profitable will be adversely affected. Income from biotherapy may be adversely affected by a number of factors, including, but not limited to:

- the general economic climate (such as too much supply or too little demand for biotherapy);

- the failure of our products to receive requisite approvals, or significant delays in obtaining any such approval by regulatory bodies, state, federal, and local laws and regulations;

- our ability to provide adequate management of our operations, maintenance of our facilities and equipment and insurance coverage;

-    extraordinary   expenses  for  research  and   development   and  obtaining
     intellectual property protection;

- intense competition and rapid and significant technological change in the medical industry; and

-    increasing competitors in the U.S. and abroad.

     No Underwriter is Participating in this Offering. Because neither Cancer Therapeutics nor any of the selling stockholders have engaged the services of an underwriter with respect to this offering, the independent due diligence review of Cancer Therapeutics, its affairs and financial condition, which would ordinarily be performed by an underwriter and its legal counsel, has not been performed and you will not have the benefit of an underwriter's independent due diligence review.


Investment Risks

     A Purchase of Our Shares is a Speculative Investment. Cancer Therapeutics' shares are a speculative investment. To date, Cancer Therapeutics has generated losses and we cannot guarantee you that we will able to generate a profit. If we are unsuccessful at generating profits for Cancer Therapeutics, it is unlikely that Cancer Therapeutics would be able to meet its financial obligations and you could lose your entire investment.

     There has Never Been a Public Market For Our Shares. Prior to this registration statement, there has been no public market for the common stock of Cancer Therapeutics. If a public market for the common stock does develop at a future time, sales of shares by shareholders of substantial amounts of common stock of Cancer Therapeutics in the public market could adversely affect the prevailing market price and could impair our future ability to raise capital through the sale of our equity securities.

     You May Lack Liquidity in Your Shares. Because in the future, our stock may trade on the over-the-counter bulletin board, our stockholders may have greater difficulty in selling their shares when they want and for the price they want. The over-the-counter bulletin board is separate and distinct from the Nasdaq stock market. The bulletin board does not operate under the same rules and standards as the Nasdaq stock market, including, for example, order handling rules. The absence of these rules and standards may make it more difficult for a stockholder to obtain execution of an order to trade and to obtain the price they wanted for a trade. This means our shareholders may not be able to sell their shares when they want for a price they want. In addition, because stocks traded on the bulletin board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts, our stockholders may have greater difficulty in selling their shares when they want and for the price they want. Investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the over-the-counter bulletin board rather than on Nasdaq. Investors' orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with Nasdaq-listed securities. Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution. Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for Nasdaq-listed securities. Further, a registered broker-dealer must submit an application to the National Association of Securities Dealers to enable our stock to be listed on the bulletin board. Because the National Association of Securities Dealers will conduct their own review of Cancer Therapeutics and its business, we cannot assure you that we will be successful in getting Cancer Therapeutics listed on the bulletin board or any other quotation medium.

     We Have Never Issued a Dividend and Don't Anticipate any Dividends in the Future. Cancer Therapeutics has never issued a dividend and we do not anticipate paying dividends on our common stock in the foreseeable future. Furthermore, we may also be restricted from paying dividends in the future pursuant to subsequent financing arrangements or pursuant to Delaware law.

     We Have Limited the Liability of Our Management. Cancer Therapeutics has adopted provisions in its charter which limit the liability of our officers and directors to the fullest extent permitted by Delaware corporate law. Cancer Therapeutics' Certificate of Incorporation generally provides that our directors shall have no personal liability to Cancer Therapeutics or its stockholders for monetary damages for breaches of their fiduciary duties as directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Such provisions substantially limit your ability to hold directors liable for breaches of fiduciary duty.

     You Could be Diluted from the Issuance of Additional Common and Preferred Stock. Cancer Therapeutics is authorized to issue up to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. To the extent of such authorization, our board of directors will have the ability, without seeking shareholder approval, to issue additional shares of common stock in the future for such consideration as the board may consider sufficient. The issuance of additional common stock in the future may reduce your proportionate ownership and voting power.

     Trading  of  Our  Stock  May  Be   Restricted  by  the  SEC's  Penny  Stock
Regulations. The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to
                                       5
institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

     NASD Sales Practices May Also Limit Your Ability to Buy and Sell Our Stock. In addition to the "penny stock" rules described above, the National Association of Securities Dealers has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

              SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE


     Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the Commission's Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.



                                  THE OFFERING

     This prospectus relates to the resale by certain selling stockholders of Cancer Therapeutics, Inc. of up to 4,097,688 shares of our common stock in connection with the resale of:

-    up to 447,688  shares of our  common  stock  which  were  issued to various shareholders in connection with the liquidation of Immune Complex Corporation, the formerparent company of Cancer Therapeutics,Inc. on June 8, 2000;

- up to 1,300,000 shares of our common stock which were issued in connection with the engagement of corporate legal counsel on May 10, 2004 (these shares have subsequently been sold to a single purchaser in a private transaction);

- up to 1,000,000 shares of our common stock which were issued in connection with the engagement of our Chief Financial Officer on May 15, 2004;

- up to 200,000 shares of our common stock which were sold in exchange for cash on May 28, 2004;

- up to 400,000 shares of our common stock which were issued in connection with the engagement of securities counsel on July 20, 2004;

- up to 400,000 shares of our common stock which were issued in connection with the conversion of a promissory note on September 15, 2004 for amounts loaned to Cancer Therapeutics by our Chief Executive Officer in 2001;

- up to 200,000 shares of our common stock which were issued on September 20, 2004 in settlement of deferred consulting fees for healthcare advisory services provided in 2001; and

- up to 150,000 shares of our common stock which were issued on September 20, 2004 in connection with the engagement of a United Kingdom-based financial advisory firm.

     The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders.

                                    DILUTION

     The common stock to be sold by the selling stockholders is the 4,097,688 shares of common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.


                                 USE OF PROCEEDS

     The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus.


                         DETERMINATION OF OFFERING PRICE

     Because the shares of Cancer Therapeutics common stock are not traded on any exchange or quotation medium, our selling shareholders have made an estimate of the offering price at which they will initially offer their shares, but such offering price bears no relationship to assets, shareholders equity, or any other recognized criteria of value. Once the shares become eligible for quotation and trading on the OTC Electronic Bulletin Board, if at all, the shareholders may sell their shares at prevailing market prices or at negotiated prices, which could be greater or less than the price offered pursuant to this registration statement of which this prospectus forms a part.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     You should read the following discussion of our financial condition and results of operations in conjunction with the audited financial statements and related notes included in this registration statement. This discussion may contain forward-looking statements, including, without limitation, statements regarding our expectations, beliefs, intentions, or future strategies that are signified by the words, "expects," "anticipates," "intends," "believes," or similar language. Actual results could differ materially than from those projected in the forward looking statements. You should carefully consider the information set forth above under the caption "Risk Factors" in addition to the other information set forth in this registration statement. We caution you that Cancer Therapeutics' business and financial performance is subject to substantial risks and uncertainties.


Overview

     Cancer Therapeutics is a U.S. producer and provider of treatments for cancer, commonly grouped under the category of "biotherapy." We provide biotherapy services to patients on a fee-basis (50 percent to 70 percent currently reimbursed through private insurance). These services begin when a patient is diagnosed with a malignancy and continue to provide a biotherapy while a patient is receiving conventional cancer treatment: chemotherapy, radiation, and surgery. You can learn more about our business at our website located at www.cancer-therapeutics.com.

Results of Operations

     Following is our discussion of the relevant items affecting results of operations for the years ended May 31, 2004 and 2003.

     Revenues. Cancer Therapeutics generated net revenues of $36,104 during the fiscal year ended May 31, 2004 compared to $36,468 in net revenues for the twelve months ended May 31, 2003. We anticipate this level of revenues for the foreseeable future.

     Bad Debt Expense. Bad debt expense for the fiscal year ended May 31, 2004 was $22,190, a 88% decrease from $187,684 during the twelve months ended May 31,

2003. Bad debts expense encompasses various accounts and loans receivable that have been deemed uncollectible by management. The decrease is due to several large loans which were written off during the fiscal year ended May 31, 2003. During the fiscal year ended May 31, 2004, these types of loans were not made and new accounts were more closely scrutinized for credit worthiness.

     General and Administrative Expenses. Our general and administrative expenses have been comprised of administrative wages and benefits; occupancy and office expenses; travel and other miscellaneous office and administrative expenses. General and administrative expenses for the fiscal year ended May 31, 2004 was $42,189, a 60% decrease from $104,659 during the twelve months ended May 31, 2003. This decrease was primarily due to the efforts of management in keeping costs to a minimum. Our payroll expense accounted for approximately $17,939 of general and administrative expenses during the fiscal year ended May 31, 2004, as compared to $0 during the fiscal year ended May 31, 2003. We do not anticipate any material commitments for capital expenditures in the foreseeable future.

     Professional Fees. Our professional fees include outside legal, accounting and other professional fees. Professional fees for the fiscal year ended May 31, 2004 were $115,000, a 100% increase from $0 during the twelve months ended May 31, 2003. This increase was attributable to accounting services provided to the company in conjunction with the audits and preparation of the financial statements. Further contributing to this increase were legal fees associated with the preparation of this registration statement.

     Other Income (Expense). We incurred net other expense of $34,173 for the year ended May 31, 2004 compared to net other expense of $24,887 during the twelve months ended May 31, 2003. Expenses incurred in this category were comprised primarily of interest expense associated with promissory notes issued by the Company.

Personnel

     Cancer Therapeutics has 1 full-time employee, 2 part-time employees, and other project-based contract personnel that we utilize to carry out our business. We expect to hire additional personnel as we continue to execute our business plan.

Liquidity and Capital Resources

     Since inception, we have financed our operations from a combination of loans from our Chief Executive Officer and from business cash flows. As of May 31, 2004, our primary source of liquidity consisted of $77,997 in cash and cash equivalents. Cancer Therapeutics has sustained significant net losses which have resulted in an accumulated deficit at May 31, 2004 of $2,726,721. Our losses raise doubts about our ability to continue the business of Cancer Therapeutics as a going concern. Consequently, we anticipate that we will require additional cash inflows from increased revenues or sales of debt or equity capital to maintain operations and finance substantial business initiatives that may arise.

                                   BUSINESS


CORPORATE ORGANIZATION

     Cancer Therapeutics, Inc. was originally incorporated on May 1, 1991 in the state of Tennessee under the name "Cancer Therapeutics Incorporated." On
September 7, 2004, we reincorporated Cancer Therapeutics in the state of Delaware under its present name. Cancer Therapeutics was acquired by Immune Complex Corporation on September 15, 1998 and subsequently Immune Complex Corporation liquidated its assets (which assets included all fo the then-issued shares of Cancer Therapeutics) on June 8, 2000. The shareholders of Immune Complex Corporation were issued shares of Cancer Therapeutics Incorporated on a pro rata basis.


THE BUSINESS OF CANCER THERAPEUTICS

     Mission and Vision

     Our mission is to commercialize innovative biotherapy approaches for the treatment of cancer that will enhance the quality and length of life for cancer patients. To accomplish our mission, we offer oncologists access to our technologies and service, which we expect to increase our patient referrals. Our vision is to become a devoted provider within the cancer treatment industry by offering advanced services to cancer patients to be used in conjunction with conventional treatment modalities. To accomplish our vision, we intend to market our services to regionally based oncology markets, build a strong physician referral source, and thereby become a significant biotherapy provider in the regional markets that we serve. You can learn more about our business at www.cancer-therapeutics.com.

     Overview

     We are an experienced U.S. producer and provider of treatments for cancer, commonly grouped under the category of "biotherapy." Based in Thomasville, Georgia, we are led by our founder and Chief Executive Officer, Dr. Robert K. Oldham, who helped pioneered both the research and practical implementation of cellular biotherapy. We provide biotherapy services - tumor specimen storage, cellular therapies, and patient-specific vaccines - on a fee-basis to a patients who have been diagnosed with a malignancy.

     Over the past two decades, the acceptance of biotherapy treatment among oncologists and cancer patients has dramatically increased. Biotherapy is recognized as an exceptional treatment for the life-altering disease because it uses the body's own natural defense system and is considered complementary to conventional cancer treatment modalities. While undergoing other treatment options, principally chemotherapy, radiation, or surgery, a patient can simultaneously pursue biotherapy treatment at an affordable price (50 percent to 70 percent currently reimbursed through private insurance).

     The Business Model and Value Proposition

     We provide biotherapy services to patients on a fee-for-service basis. These services begin when a patient is diagnosed with a malignancy and continue to provide a biotherapy while a patient is receiving conventional cancer treatment: chemotherapy, radiation, and surgery. Over the next few years, we intend to create a marketing presence among oncologists and patients in the Southeast region, and continue to expand to regionally based markets throughout the U.S.

     Technology

     The three most standard modes of cancer  treatment  include:  chemotherapy, radiation therapy, and surgery. Each of these treatments, however, has significant limitations and can cause toxicities in fighting cancer. Since 1980, a fourth modality, biotherapy, has been used in conjunction with traditional treatments. We believe that biotherapy offers the best opportunity for truly specific and effective cancer treatments. Certain activated cells play a major role in the battle against cancer and methodologies are being developed to activate and expand a patient's own immune cells outside of the body and return them safely as a therapeutic cellular product. The technologies we employ emphasize the enhancement of the body's natural defense system.

     Services

     We provide clinical services to cancer patients as well as continuous research in the biotherapy treatment of cancer pursuant to the following services:

          Cryobank. In this process, a patient's surgically removed tumor tissue is shipped to us, specially processed, preserved and stored in a living condition in liquid nitrogen for future use. This process of cryopreservation is very important to biotherapy in that it provides options for additional treatments such as Tumor Derived Activated Cells (described below) or vaccines should standard therapy fail or cancers recur.

          Tumor Derived Activated Cells. In this process, a patient's tumor is shipped to our laboratory by overnight delivery. Using a number of specialized proprietary processes, technicians separate and recover the cancer-fighting white blood cells that a patient's immune system has produced to attack that specific cancer. These cells are known as "Tumor Derived Activated Cells" or "Tumor Infiltrating Lymphocytes." FDA-approved biological drugs, such as Interleukin-2, are used to stimulate or activate the cells' cancer-fighting functions. Using a device called a "bioreactor," the cells are grown and multiplied for therapy. At regular intervals over the course of a two-month period, the anti-cancer cells are harvested, and shipped by overnight courier to the patient's physician for infusion into the patient. The reinfusion of these activated cells can influence the status of the immune system in a positive way and help eradicate the disease. We anticipate that the following lifecycle will take place in the developmental process of Tumor Derived Activated Cells cells for biotherapy:

          -    Treatments   using  single,   moderate  doses  of  Tumor  Derived
               Activated Cells and Tumor Infiltrating Lymphocytes cells derived from the patient's tumor;

          -    Protocols  employing a series of four to six moderate  size doses
               of  Tumor  Derived   Activated   Cells  and  Tumor   Infiltrating
               Lymphocytes cells derived from a patient's tumor;

          -    Protocols  exploring  cell  dose,  schedule,   and  selection  in
               cellular therapy;

          - Therapies using "designer T-cells" where a patient is infused with Tumor Derived Activated Cells and Tumor Infiltrating Lymphocytes cells that have been selected or genetically modified to be cytotoxic to cancer or produce large quantities of lymphokines or cytokines to destroy the tumors; and

          - Treatments that combine activated cell therapies with other agents and compounds to enhance overall efficacy.

               Vaccines. In this process, a patient's own (autologous) cancer cells can be grown in the laboratory, produced in mass quantities, and used to develop a patient-specific vaccine. More specifically, the cancer cells are cultured to develop a tumor cell line, the cells are irradiated to prevent growth, and the vials of cells are cryopreserved and shipped on dry ice back to the oncologist for patient treatment.

     Outlook

     Because many patients seeking new therapy modalities have little hope of survival, it is not surprising that these promising treatments have, in some cases, proven to be disappointments with only a limited percentage of patients responding to cellular therapy such as that which is provided by Cancer Therapeutics. Moreover, cellular technologies have excelled where chemotherapy, surgery, and radiation therapies have traditionally had limited success. Certain types of skin cancer and advanced kidney cancer cannot be eliminated through traditional methods. As a result, traditional medicine has accomplished little in extending the lives of patients inflicted with these cancers. Biotherapy, however, when used concurrently with traditional treatment modalities, offers patients with little hope of survival, an opportunity to experience effective treatment, prolonged survival, and in some cases, a possible cure.

     Research and Development

     We are continually researching and developing our procedures we offer to the public. We spent approximately 15-20 hours per week during the last two fiscal years on research and development. We spent approximately $23,000 per year on research and development over the past two fiscal years. The costs of research and development have been borne by us directly, and the costs of research and development are priced into the services we offer to our patients.


THE MARKET

     Conventional Cancer Treatment Modalities

     The following points briefly describe the three most common modes of cancer treatment modalities in the marketplace:

          Surgery. Surgery is typically the first treatment choice and is used to remove localized cancerous tumors and surrounding cancerous tissues. Approximately 60 percent of cancer patients undergo this type of treatment. Surgical success, however, is dependent on whether the tumor has spread. Although surgery can be used in conjunction with other treatment modalities, approximately 30 - 40 percent of cancer patients are cured by surgery alone.

          Chemotherapy. Chemotherapy is used to treat cancerous cells that have spread or metastasized to other parts of the body. The treatment procedure involves either intravenously injecting or orally taking powerful anti-cancer drugs, which are administered at intermittent intervals over the course of approximately six months. The most common side effects associated with chemotherapy are nausea, vomiting, hair loss, and fatigue.

          Radiation. Radiation therapy treats localized cancers by using high-energy particles or waves, such as x-rays or gamma rays, to destroy cancerous cells so that they will not continue multiplying. Over half of cancer patients undergo radiation therapy at some point in their treatment process. Like surgery, radiation therapy can be used in conjunction with other treatment modalities. The common side effects associated with radiation include fatigue, skin changes, and loss of appetite.

     Research has shown that cancer is a highly individualized disease. Treatments such as surgery, chemotherapy, and radiation work well for some patients, but may not be effective for others. Therefore, biotherapy has become a promising new treatment for cancer and is often times used in conjunction with the above modalities.

     Biotherapy Treatment

     There  are  several  reasons  for  the  biotherapy   treatment   modality's
increasing opportunity in the marketplace.

          Increasing Incidence of Cancer. Despite the recent advancements in the diagnosis and treatment of cancer, cancer rates and the number of deaths from cancer continue to increase. According to the National Institute of Cancer, approximately 9.6 million people alive today have a history of cancer. In addition, over 1.22 million new cancer cases develop each year, and the incidence of the disease continues to grow at three percent to four percent per year. Despite improvements in drug, surgical, and radiation therapies, the five-year relative survival rate for people who are living five years after diagnosis, whether in remission, disease-free, or under
                                       12
     treatment is only 54 percent. About 563,700 Americans are expected to die of cancer every year, more than 1,500 people per day (American Cancer Society, 2004). Cancer is the second leading cause of death in the United States, occurring in one out of every four deaths. According to experts, the incidence of cancer is likely to grow in the future in response to two significant trends:

          - The gradual aging of the U.S. population - About one in every eight, or 12.7 percent, of the population is an older adult. The older population in the United States is projected to more than double to about 70 million by the year 2030. Although cancer develops in people of all ages, it most often occurs in the middle aged and elderly.

          - Exposure of the public to cancer causing agents and factors - In all actuality, lifestyle choices are the cause of most cancers. As demonstrated in the diagram below, tobacco and diet (and/or lack of exercise) accounts for 60 percent of cancer related deaths.

     Within this large number of patients, the use of activated cell therapy is believed to be effective for selected solid tumors. Melanoma and kidney cancer are the primary cancers currently treated with activated cell therapy. Cellular treatment is also appropriate for patients with lung, breast, gastrointestinal, and gynecological tumors, as well.

     The projected growth in the incidence of cancer will contribute to the need for continued cancer research and development of innovative cancer therapies as well as an increase in the sales and manufacturing of new cancer products. The increasing prevalence of cancer and the growth in the cell therapy market offers great opportunity for immunotherapeutic approaches to the treatment of cancer. With the increasing industrialization of other countries and the resultant impact upon their environment, the incidence of cancer abroad is expected to increase, thereby expanding our market.

     The Target Market

     The target market for our services is composed of two different groups:

          - Individuals who have undergone conventional treatment for a newly diagnosed cancer with an uncertain cure rate, but are ultimately cured (candidates for our cryopreservation service); and

          - Individuals with cancers incurable through ordinary therapies (candidates for our cryopreservation, patient-specific vaccines, and autologous T-cell therapy services).

     Annual Target Market

     Of the 1.22 million new cancer patients per year, approximately 54 percent are cured by current procedures. At least 50 percent of these cured patients, however, will have tumors where the cure rate is uncertain and, as a result, they may need therapeutic alternatives. By placing tumor specimens in cryopreservation, the tumors can be accessed for future therapeutic needs should the cancer recur, thereby creating a cryopreservation market that exceeds 300,000 patients per year.

     The second group of patients is derived from the 46 percent of the 1.22 million new cancer patients with incurable cancers, 70 percent of which are estimated to choose to access better therapeutic opportunities. All of these patients would have a need for cryopreservation services, yielding 300,000+ potential patients. This group of patients may also have some need for the patient-specific vaccine and autologous T-cell therapies. We estimate that 20 percent of this market, exceeding 50,000 patients, could require those services.

     Although these projections are based on national statistical information, it is important to note that healthcare services are generally provided at the local level, and the treatment of cancer is considered to be more regionally based, with diagnosis and treatment controlled by oncologists practicing in the local area. As such, our marketing strategy focuses on expanding through regional markets.

     Strategy

     As incidence rates and the number of cancer deaths continue to increase, more individuals will most likely be seeking biotherapy treatment to compliment

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

conventional cancer treatments. This environment creates an opportunity for a biotherapy provider such as Cancer Therapeutics to offer cellular therapy technologies and tumor storage services to cancer patients who have encountered limited success using standard treatment modalities. Over time, we plan to market our services to other regionally based markets throughout the United States. These regional markets will be expected to serve a similar sized community as the service area in Thomasville. We intend to expand contiguously in each region gradually increasing our market penetration, allowing us to meet any growing demand for biotherapy services. Our revenue model is aimed at utilizing the cellular therapies and patient-specific vaccines to recoup significant up-front costs, while the Cryobank services are used to generate continuous revenue for Cancer Therapeutics.

     Our marketing efforts will be directed at expanding awareness of our services to potential patients and providers. A variety of sources may be used to stimulate customer demand in the services provided such as research publications, televised educational programs, advertisements in medical journals and patient publications, as well as lectures given by Dr. Oldham.

COMPETITION

     Our primary competition is other biotechnology companies and universities pursuing research and development, manufacturing, and sales in the areas of cryopreservation, activated cell therapy, and patient-specific vaccines. We plan to differentiate Cancer Therapeutics from our competitors through our strategic location, regional marketing approach, and our ability to provide clinical services that efficiently serve a specific cancer patient population, while continuing to research and develop cellular therapy technologies. By providing a complementary and reasonably priced treatment for patients who are not responding successfully to standard treatment modalities, we are positioned to fill a market need. Through our regional marketing approach, we plan to convert our financial performance into a high growth company. Building additional marketing networks should enable us to develop a marketing presence among oncologists' niches and patient communities in other regions of the country. As a result, we hope to establish a consistent flow of referrals and expand the business. Ultimately, cancer patients throughout the country will have access to our services and will have the opportunity to benefit from the biotherapy treatments we offer.

     We compete with a number of competing biotechnology companies located throughout the United States. Our competitors are focused principally on the research and development of products. We anticipate an ability to attract oncologists and patients seeking biotherapy clinical services - both for storage and therapeutic purposes.

     Several of our cryopreservation competitors that store and preserve tumor tissues. Unlike Cancer Therapeutics, however, these companies ship the tumor tissue to other biotech companies for cellular activation and patient-specific vaccines because such services are not available at the facility. We believe that Cancer Therapeutics maintains a competitive advantage in the area of cryopreservation through our integrated approach, providing storage services and also producing cellular activation therapy and patient-specific vaccines for cancer treatment. By providing this continuum of services, we ensure the safety of the tissue specimen as well as save time for the patient.

     Finally, our business approach which includes a marketing strategy that is expected to increase the number of patient referrals by honing in on regionally based oncology markets is unique to Cancer Therapeutics. Through this regional approach, we anticipate that we will meet the increasing demand for biotherapy services in the marketplace.

     Tumor Derived Activated Cells Competitor:

          Xcyte Therapies Inc., Seattle, Washington - Xcyte Therapies is a biotechnology company that develops and commercializes cancer therapeutic products. Xcyte is targeting its first product, called Xcellerate, to treat cancers that respond to therapeutic agents that activate the immune system. These types of cancers include kidney cancer, melanoma, non-Hodgkin's lymphoma, and prostate cancer. In August 2000, they began thier first Xcellerate clinical trial on patients with advanced kidney cancer.

     Patient-Specific Vaccine Competitors:

          Antigenics, Inc. New York - Antigenics, Inc. is a public biotechnology company that is developing patient-specific (autologous) cancer vaccines by

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

     extracting selected "heat shock" proteins from cell surface of patient's own tumor tissue. Its leading product, Oncophage, is currently in the clinical phase and has been tested thus far on the following cancers: kidney, colorectal, pancreatic, gastric, melanoma, non-Hodgkin's lymphoma, and sarcoma.

          AVAX Technologies Inc. Kansas City, Missouri - AVAX Technologies is a public company that produces a patient-specific (autologous) cancer vaccine by treating a patient's own tumor cell with dinitrophenyl (DNP), a chemical that helps trigger immune responses. According to the AVAX website, this technology is currently under human clinical trials at Thomas Jefferson University as an outpatient, post-surgical, adjunct therapy treatment of malignant melanoma. AVAX has established a manufacturing facility and distribution system that allows the company to supply the entire US from one facility, making the production process simple and efficient. The product is also being established as commercially available internationally as well.

          Intracel Corporation. Rockville, Maryland - Intracel Corporation is a private biopharmaceutical company headquartered in the Netherlands and operating in the United States that develops and commercializes vaccines and immunotherapeutic products for cancer. More specifically, it produces a patient-specific autologous cancer vaccine by adding a patient's tumor cells to an immunomodulating substance called BCG (bacillus-calumet Guerin). The most advanced product that Intracel Corporation offers is OncoVAX, a vaccine for stage II colon cancer patients, which is currently available in the Netherlands with plans to extend the availability of the product to Germany, Switzerland, Italy, and Spain. Intracel Corporation has developed a refined production process for the product and plans to conduct a small clinical trial before seeking FDA approval to market the drug in the United States.

     Cryopreservation Competitor:

          Cryoma Laboratories, Inc., Cleveland, Ohio - Cryoma Laboratories is a private company that offers tumor cell banking services and informational services for cancer patients. They identify patients that might benefit from new treatment therapy and ship the tumor tissue to another biotech company for patient-specific vaccines and gene therapy.


GOVERNMENTAL APPROVAL

     We have made a number of Investigational New Drug Applications with the Food and Drug Administration. Applications IND 2792, and IND 6533 are current. These Investigational New Drugs are used for the tumor derived activated cell therapy and for the cryobank function of Cancer Therapeutics. IND 8725 is on clinical hold by the Food and Drug Association due to the excessive costs involved in getting approval. IND 8725 is associated with the vaccine process.

     While an Investigational New Drug is current with the Food and Drug Administration, we can only use the drug for research. Accordingly, each of our patient agreements are premised on a research basis for that patient. We do not use IND 8725 because of its hold status and therefore we are unable to use the drug for the vaccine treatment.

PRINCIPAL SUPPLIERS

     We receive laboratory and healthcare supplies from a variety of suppliers. We do not anticipate a shortage of materials necessary to operate our business. The following are the supplies we need and the suppliers we presently use:

            Baxter Healthcare-    Cell culture supplies
            BEC Laboratories-     Microbes for quality assurance testing
            BioWhittaker-         Tissue culture media, endotoxin testing kit
            Daigger-              Laboratory supplies
            Gibco/Invitrogen-     Tissue culture media, reagents
            Holox/Linde Gas-      Liquid nitrogen, carbon dioxide
            HyClone Laboratories- Culture media/serum
            Laboratory Supply Co.-Laboratory supplies
            Sigma Chemical Co.-   Chemicals, tissue culture reagents

ENVIRONMENTAL EFFECTS

     We have not incurred and do not anticipate incurring costs in complying with federal, state and local environmental laws because we use materials that are common in medicine and the procedures for handling and disposing of materials used is well established. We do not anticipate that our biotherapy will have any adverse effects on the environment because we dispose of all biological and medical materials in the same manner as other medical clinics.

DESCRIPTION OF PROPERTY

     Cancer Therapeutics does not own any real property. We lease our building located at 210 West Hansell Street, Thomasville, GA from the local hospital in Thomasville. There is approximately 1500 square feet on the premises. We use an estimated 1,000 square feet as a lab and about 500 square feet for offices. We store tumors on site. We have not yet adopted any policies regarding investment in real property, as we do not expect to make any real estate purchases in the foreseeable future.

               DIRECTORS, EXECUTIVE OFFICERS, AND CONTROL PERSONS


Directors and Executive Officers

Name                                               Age             Position(1)
----                                               ---             --------
Robert K. Oldham, M.D.                              61             Chief Executive Officer and Director
Michael Low                                         49             Secretary and Director
Chene Gardner                                       40             Chief Financial Officer and Director

(1) Officers hold their position at the pleasure of the board of directors, absent any employment agreement.

     Robert K. Oldham, M.D., age 61, is the Chief Executive Officer of Cancer Therapeutics and is a member of the Cancer Therapeutics board of directors. Dr. Oldham has been the Chief Executive Officer of Cancer Therapeutics since 1991. He was appointed to the board of directors of Cancer Therapeutics since inception of Cancer Therapeutics and currently serves on the board of directors for a one-year term expiring August, 2005. Prior to his association with Cancer Therapeutics, from 1975 to 1980, Dr. Oldham was a research-oriented medical oncoligist at Vanderbilt University and the National Cancer Institute. He has published a variety of papers on the use of activated cells and has extensive expertise in the development and use of monoclonal antibodies for cancer therapy. Currently, Dr. Oldham serves as a scientific consultant to NycoMed-Amersham, a British health care and medical research group; Xcyte Therapies (Seattle, Washington) and Cell Genesys Inc. (Foster City, California). He also serves as Consulting Medical Director of CBA Pharma (Lexington, Kentucky) and serves as Associate Medical Director of the Singletary Oncology Center in Thomasville Georgia. Dr. Oldham is not a director of any other company filing reports pursuant to the Securities Exchange Act of 1934.

     Michael Low, age 49, is a member of the Cancer Therapeutics, Inc. board of directors and serves as corporate secretary. Mr. Low was appointed by the board of directors of Cancer Therapeutics in August, 2004 for a one-year term, expiring August, 2005. In addition to his association with Cancer Therapeutics, since March 2003, Mr. Low has been Chief Executive Officer for Advisory Services, founder and executive director of Healthcare Enterprise Group PLC, an international healthcare products distribution company, with a strategic focus on specialized, high-value products and markets. Based in London, Healthcare Enterprise Group PLC is listed on the Alternative Investment Market of the London Stock Exchange and is the parent corporation of Healthcare Enterprise Group, Inc., in which Mr. Low has served as the Chief Executive Officer since November 1998. Healthcare Enterprise Group, Inc. is a healthcare advisory company based in Los Angeles. Mr. Low holds a Masters degree in Public Administration from the University of Southern California. Mr. Low is not a director of any other company filing reports pursuant to the Securities Exchange Act of 1934.

     Chene Gardner, age 40, is the Chief Financial Officer of Cancer Therapeutics and a member of the Cancer Therapeutics board of directors. Mr.
Gardner was appointed to the board of directors of Cancer Therapeutics in August, 2004 for a one-year term expiring August, 2005. Mr. Gardner has served as Chief Financial Officer to Cancer Therapeutics since May, 2004. Mr. Gardner also serves as the Chief Financial Officer of Synerteck Incorporated and as the Financial Controller of SportsNuts, Inc. He has served in these capacities for Synerteck and SportsNuts since March, 2001 and September, 1999, respectively. Synerteck is an information technology services company and SportsNuts, the parent corporation of Synerteck, is a sports management and marketing company. Prior to his association with SportsNuts, from January, 1997 to September, 1999, Mr. Gardner served as Financial Manager for Aluminum Builders, Inc., a producer of various home improvement items. Mr. Gardner also has five years of auditing and accounting experience with the firm of Deloitte & Touche LLP from June 1990 to August, 1995, serving clients in the banking, manufacturing, and retail industries. Mr. Gardner holds Bachelor and Master of Accounting degrees from Weber State University. Mr. Gardner is a director of Synerteck Incorporated, a company which files reports pursuant to the Securities Exchange Act of 1934.


Other Key Personnel

     Walter Lewko, Ph.D., age 55, is the principal biochemist/immunologist of Cancer Therapeutics. Dr. Lewko was retained by Cancer Therapeutics in September, 1992, and is responsible for laboratory research and production. Prior to his
                                       17
association with Cancer Therapeutics, from 1986 to 1989, Mr. Lewko was the Section Head of Tumor Cell Biology at Biotherapeutics, Inc. and was responsible for growth of tumor cell lines for therapeutic programs. These responsibilities included the large-scale generation of seed-stock cells for bioreactors. Prior to Biotherapeutics, Dr. Lewko held various university and government research positions. Mr. Lewko is not a director of any company which files reports pursuant to the Securities Exchange Act of 1934.


Board of Directors Meetings and Committees

     Board of Directors. Although various items were reviewed and approved by unanimous written consent of the board of directors during the fiscal year ended May 31, 2004, the board held no physical meetings during such fiscal year.

     Audit Committee. Cancer Therapeutics has recently created an Audit Committee of the board of directors. The Audit Committee is responsible for determining the application of financial reporting and internal control principles, as well as reviewing the effectiveness of our financial reporting, internal control and risk management procedures, and the scope, quality, and results of our external audit. Our Audit Committee consists of Michael Low and Chene Gardner. The Audit Committee has reviewed and approved our audited financial statements included in this prospectus. Chene Gardner serves as our Audit Committee Financial Expert for purposes of Item 401 of Regulation S-B of the Securities Act of 1933 and the Securities Exchange Act of 1934. Mr. Gardner is not independent because he is an officer and principal shareholder of Cancer Therapeutics.


                             EXECUTIVE COMPENSATION


     The following table sets forth certain information regarding the annual and long-term compensation for services rendered in all capacities during the fiscal years ended May 31, 2004, 2003, and 2002 of Robert K. Oldham, M.D., our Chief Executive Officer. No other executive officer of Cancer Therapeutics received more than $100,000 in total salary and bonus during these periods. Although Cancer Therapeutics may, in the future, adopt a stock option plan or a stock bonus plan, no such plans exist. We did not issue any shares, options, units, or other rights to any of our executive officers during the fiscal year ended May 31, 2004.

Summary Compensation Table

                                                                                  Long-Term
                                                                                 Compensation
                                                                                --------------
                       Annual Compensation                                 Awards                 Payouts
                       -------------------                                 ------                 -------

                                                        Other Annual               Securities
       Name and                                         Compensation  Restricted   Underlying    LTIP     All Other
  Principal Position      Year      Salary     Bonus                  Stock Awards  Options    Payouts   Compensation
------------------------------------------------------------------------------------------------------------------------
 Robert K. Oldham,        2004         $   0      $   0         $   0        $   0          0          0         $  0
 M.D.                     2003             0          0             0            0          0          0            0
 CEO                      2002             0          0             0            0          0          0            0



Employment Agreements

     On May 15, 2004, we concluded an agreement with Chene Gardner, our Chief Financial Officer, to receive accounting and financial services. The agreement originally called for an engagement fee of $50,000, but has subsequently been amended to provide instead for the payment of one million shares of Cancer Therapeutics Stock and a cash payment of $2,000. The shares are non-refundable and, although we may execute a subsequent employment agreement with Mr. Gardner, the agreement provides for no other payments in the future. None of our other executive officers is subject to an employment agreement with Cancer Therapeutics.

Compensation of Directors

     Although we anticipate compensating the members of the Cancer Therapeutics board of directors in the future at industry levels, the current members are not paid cash compensation for their service as directors. Each director may be reimbursed for certain expenses incurred in attending board of directors and committee meetings. We are contemplating the issuance of stock or stock options to our directors for their service on the Cancer Therapeutics board of directors.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     On May 28, 2004, we issued and sold 200,000 shares of our common stock, together with a warrant to acquire 1,300,000 shares of our common stock at an aggregate purchase price of $25,000, to Healthcare Enterprise Group, Inc., in exchange for $75,000 in cash proceeds. Healthcare Enterprise Group is a principal shareholder of Cancer Therapeutics and Michael Low, a director and Secretary of Cancer Therapeutics, is the Chief Executive Officer of Healthcare Enterprise Group.

     On September 10, 2004, we issued 400,000 shares of our common stock in satisfaction of amounts owed to Kenneth I. Denos, P.C., a professional corporation, in connection with an engagement dated July 20, 2004. Kenneth I. Denos, the sole shareholder and President of Kenneth I. Denos, P.C., is a member of the board of directors of Healthcare Enterprise Group, Inc., a principal shareholder of Cancer Therapeutics.

     On September 10, 2004, we issued 1,000,000 shares of our common stock in satisfaction of amounts owed to our Chief Financial Officer in connection with an engagement for accounting services dated May 15, 2004.

     On September 15, 2004, we issued 400,000 shares of our common stock pursuant to the conversion of a promissory note issued by Cancer Therapeutics in 2001 to Robert K. Oldham, M.D., our Chief Executive Officer.

     On September 20, 2004, we issued 200,000 shares of our common stock in satisfaction of amounts owed to Healthcare Enterprise Group, Inc. for healthcare advisory services rendered to Cancer Therapeutics pursuant an advisory agreement dated January 8, 2001. Healthcare Enterprise Group is a principal shareholder of Cancer Therapeutics and Michael Low, a director and Secretary of Cancer Therapeutics, is the Chief Executive Officer of Healthcare Enterprise Group.

     On September 20, 2004, we issued 150,000 shares of our common stock in connection with the execution of a financial advisory agreement with Industrial Management & Equity Limited, which is owned and controlled by Lyndon Gaborit. Mr. Gaborit is a member of the board of directors of Healthcare Enterprise Group, Inc., a principal shareholder of Cancer Therapeutics.


                                 DIVIDEND POLICY

     We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain our future retained earnings for use in our operations and the expansion of our business. Further, our subsequent financing arrangements may prohibit our ability to pay dividends in the future.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our shares are not presently traded on any exchange or quotation medium and have never been traded publicly. We also intend to seek a NASD-registered broker dealer to submit an application for our shares to trade on the OTC Electronic Bulletin Board. Although we will seek to obtain a market for the resale of our shares, we cannot guarantee that our shares will trade on the OTC Electronic Bulletin Board or any other exchange or quotation medium.

     As of date of this registration statement, Cancer Therapeutics had 4,097,688 shares of common stock outstanding held by 139 shareholders of record, and warrants outstanding to purchase 1,300,000 shares of common stock held by Healthcare Enterprise Group, Inc. The warrants will become exercisable on January 1, 2005. We have agreed to register all shares of Cancer Therapeutics that are currently outstanding, and we are obligated in the future to register the shares that will be received from the exercise of the warrants held by Healthcare Enterprise Group.

     Although we are not restricted or limited by contract from paying dividends, certain provisions of Delaware law may prohibit the payment of dividends unless such dividends are made from surplus or net earnings. We have never issued a dividend in the history Cancer Therapeutics and do not intend to issue dividends in the future.

     We have issued shares of our common stock to the following service providers pursuant to individual agreements as described below:


          - John Thomas. On May 10, 2004, we agreed to issue 1,300,000 shares of our common stock to our corporate counsel for various corporate and commercial legal services provided during the spring and summer of 2004.

          - Chene Gardner. On September 10, 2004, we agreed to convert a preexisting obligation to pay $50,000 to our Chief Financial Officer into 1,000,000 shares of our common stock and $2,000 in cash.

          - Kenneth I. Denos, P.C. On September 10, 2004, we agreed to convert a portion of a preexisting obligation to pay $100,000 to our securities counsel into 400,000 shares of our common stock.

          - Healthcare Enterprise Group, Inc. On September 20, 2004, we agreed to issue 200,000 shares of our common stock to Healthcare Enterprise Group, Inc. in exchange for satisfaction of preexisting obligations of Cancer Therapeutics pursuant to a healthcare advisory services agreement entered into with Healthcare Enterprise Group on January 8, 2001.

          - Industrial Management & Equity Limited. On September 20, 2004, we agreed to issue 150,000 shares of our common stock in connection with a financial advisory services agreement concerning business and financial opportunities of Cancer Therapeutics in the United Kingdom and continental Europe

                            SELLING SECURITY HOLDERS

     The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 4,097,688 shares of common stock to be registered, we cannot estimate the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering. Consequently, we have assumed, for purposes of the table below, that all of the selling stockholders have sold all of their shares of common stock pursuant to this offering.

     The computation of ownership in the table below is not made pursuant to the beneficial ownership rules of the Commission under "Security Ownership of Certain Beneficial Owners and Management" on page 26, but is instead based solely upon the name of the titled holder of such shares as at September 30, 2004. Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. All shareholders designated with a reference to footnote number eight have had no material relationship with Cancer Therapeutics or any of its predecessors or affiliates during the three-year period prior to the date of this offering. To our knowledge, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

--------------------------------------------------------------------------------------------------------------------------
Name of Selling Stockholder             Common Stock  Total Shares  Number of Shares of Common
and Position, Office, or                Owned by the  Common Stock  Stock Owned by Selling Stockholder
Material Relationship with              Selling       to be Regis-  After Offering and Percentage of
Cancer Therapeutics                     Stockholder   tered in this Total Issued and Outstanding (1)
                                        (1)           Offering
------------------------------------    -----------   ------------  ----------------------------------
                                                                    Pct. of Shares      Pct. of Class

Robert Oldham,  M.D.(2)                 428,211       428,211               10.45%      -
Healthcare Enterprise Group, Inc. (3)   400,000       400,000                9.76%      -
David      L.  Ross      (4)          1,300,000     1,300,000               31.73%      -
Kenneth  I.  Denos, P.C.     (5)        400,000       400,000                9.76%      -
LG      Investment      Trust  (6)      150,000       150,000                2.94%      -
Chene  Gardner       (7)              1,000,000     1,000,000                24.4%      -
Molecular Biology Resources, Inc. (8)    42,111        42,111                 1.03%     -
Henry Barnes        (8)                  37,309        37,309                 0.91%     -
The Scripps Research Institute    (8)    37,309        37,309                 0.91%     -
Ashley  Birkett        (8)               32,727        32,727                 0.80%     -
George Thornton        (8)               18,654        18,654                 0.46%     -
William  J.   Blalock      (8)           18,542        18,542                 0.45%     -
GMSF   Investments      LLC      (8)     14,056        14,056                 0.34%     -
New   York      University      (8)      12,651        12,651                 0.31%     -
Peter  Schulz von Siemens(8)             12,440        12,440                 0.30%     -
Martina Schulz von Siemens    (8)        12,322        12,322                 0.30%     -
Steve        DeGraw        (8)           10,473        10,473                 0.26%     -
Cloris       L.       Lam       (8)       8,836        8,836                  0.22%     -
Gilbert         Fung        (8)           8,836        8,836                  0.22%     -
Irene Schulz von Siemens     (8)          8,434        8,434                  0.22%     -
Karl        Ransberger        (8)         7,836        7,836                  0.19%     -
Michael  Smith,  Trustee of Richard J.
Stephenson  Trust (8)                     7,836        7,836                  0.19%     -
Michael L. Corrado, M.C.(8)               6,745        6,745                  0.16%     -
Cathie       M.       Oldham     (8)      6,269        6,269                  0.15%     -
Allamar  Partners, L.P.      (8)          5,622        5,622                  0.14%     -
David R. and Pamela Scott    (8)          4,980        4,980                  0.12%     -
Cosima Schulz von Siemens    (8)          4,744        4,744                  0.12%     -
Julian Schulz von Siemens    (8)          4,744        4,744                  0.12%     -

Marina Schulz von Siemens     (8)         4,744       4,744                  0.12%      -
Norwest Bank Minnesota, N.A   (8).        4,685       4,685                  0.11%      -
Zuheir Sophia  (8)                        4,685       4,685                  0.11%      -
James L. Brittle Family Trust (8)         4,285       4,285                  0.10%      -
Ernst Pernet   (8)                        4,217       4,217                  0.10%      -
Jerry  D. Craft  (8)                      3,514       3,514                  0.08%      -
Wilson and Linda Fung  (8)                3,273       3,273                  0.08%      -
Clay R. Caroland, III  (8)                3,054       3,054                  0.07%      -
Robert D.  Hoge, DDS   (8)                2,671       2,671                  0.06%      -
Jack  Roddey        (8)                   2,354       2,354                  0.06%      -
Avingar Properties, Inc.(8)               2,351       2,351                  0.06%      -
Magog Holdings Limited  (8)               2,249       2,249                  0.05%      -
Tieh-Han(8)                               2,108       2,108                  0.05%      -
David R. Scott  (8)                       1,977       1,977                  0.05%      -
Bryan Torrey(8)                           1,898       1,898                  0.05%      -
Donald B. Graham (8)                      1,687       1,687                  0.04%      -
David L. Walker  (8)                      1,672       1,672                  0.04%      -
Judy Raucy  (8)                           1,636       1,636                  0.04%      -
First National Bank in Sioux Falls(8)     1,406       1,406                  0.03%      -
La Vonne Melheim ( 8)                     1,406       1,406                  0.03%      -
Robert Lamutt   (8)                       1,406       1,406                  0.03%      -
Robert D. Hoge Family Trust(8)            1,406       1,406                  0.03%      -
Unison Capital Group(8)                   1,406       1,406                  0.03%      -
P.C. and S.P. Wan  (8)                    1,309       1,309                  0.03%      -
Tom W. Muir(8)                            1,309       1,309                  0.03%      -
William P. Murphy   (8)                   1,254       1,254                  0.03%      -
Fred D. Vermeulen  (8)                    1,177       1,177                  0.03%      -
Dan  Kirby (8)                            1,171       1,171                  0.03%      -
Retirement Accounts & Co. (8)             1,171       1,171                  0.03%      -
Greenwood Venture Partners(8)             1,045       1,045                  0.03%      -
Edward P. Gamson (8)                        984         984                  0.02%      -
Stuart L.Pinkert (8)                        843         843                  0.02%      -
Robert K. Oldham, II (10)                   784         784                  0.02%      -
Burch S. and Arrington H. Mixon (8)         703         703                  0.01%      -
Fahd S.H. Al-Soleiman (8)                   703         703                  0.01%      -
James E. McMahon  (8)                       703         703                  0.01%      -
Jeffery W. and Marcia E. Keimer (8)         703         703                  0.01%      -
Nagendranath Reddy (8)                      703         703                  0.01%      -
Sherly J.Chemopararthy (8)                  703         703                  0.01%      -
John A. Studebaker (8)                      661         661                  0.01%      -
Edward Lusby (8)                            654         654                  0.01%      -

Maria Elena Lu (8)                          654         654                  0.01%      -
Neal Atkinson (8)                           654         654                  0.01%      -
Patty Gardon Seward (8)                     654         654                  0.01%      -
Raquel  Koch (8)                            627         627                  0.01%      -
Walter M. And Judy T. Lewko (8)             627         627                  0.01%      -
Chasnan Inc. Employees Retirement Trust(8)  586         586                  0.01%      -
The Donald McKahan Revocable Trust dtd(8)   586         586                  0.01%      -
The Laurel McKahn Revocable Trust dtd(8)    586         586                  0.01%      -
Jimbuktu Insurance Co. of Georgia, Ltd.(8)  576         576                  0.01%      -
Frank  B. Chauner (8)                       562         562                  0.01%      -
Jeremiah D. Murphy(8)                       562         562                  0.01%      -
Yin C. Rundellc(8)                          562         562                  0.01%      -
Kathryn V. Hoge(8)                          534         534                  0.01%      -
Design Inc. Pension Trust (8)               527         527                  0.01%      -
Howard  H.  Hoge (8)                        478         478                  0.01%      -
Douglas T. Cheeseman, Jr.and Gail M.
  Cheeseman(8)                              468         468                  0.01%      -
Julie  Anne  Hoge Murphy(8)                 464         464                  0.01%      -
Daryls Roy Hofer, M.D.  (8)                 422         422                  0.01%      -
Douglas  T. Yeates  (8)                     422         422                  0.01%      -
Zaid F. Al-Sulaiman (8)                     422         422                  0.01%      -
Donna M. Linton  (fka Glunta) (8)           376         376                  0.01%      -
Richardo  L. DeSoto (8)                     360         360                  0.01%      -
Gonzalo M. Sanchez, M.D.  (8)               351         351                  0.01%      -
Life of Georgia Credit Reinsurance Ltd.(8)  351         351                  0.01%      -
Chester A. Michael III(8)                   313         313                  0.01%      -
D&B  Yager  Enterprises, Inc. (8)           313         313                  0.01%      -
Internet Services Corporation  (8)          313         313                  0.01%      -
James         N.         Hueser(8)          313         313                  0.01%      -
Nancy         S.         DeMoss(8)          313         313                  0.01%      -
Robert        C.         Gannaway(8)        313         313                  0.01%      -
Robert        L.         Dennison(8)        313         313                  0.01%      -
Robert         L.         Taylor(8)         313         313                  0.01%      -
Robert         W.         Rich(8)           307         307                  0.01%      -
Cottes Fiderman Family Trust
    dtd 10/13/94(8)                         281         281                  0.01%      -
J. Daniel Wisinger  (8)                     281         281                  0.01%      -
Vance R.  Goldhammer(8)                     232         232                  0.01%      -
Sidney G. Cash (8)                          219         219                  0.01%      -
Constance S. Cox (8)                        219         219                  0.01%      -
Michael A. Strafieri,Trustee (8)            211         211                  0.01%      -

Casey Cagle(8)                              197         197                    *        -
Terry D. Greenwood(8)                       176         176                    *        -
Boyce C. Magli(8)                           157         157                    *        -
Donald O. Thompson, Sr. (8)                 157         157                    *        -
Dorthy D. Kranick(8)                        157         157                    *        -
Lewis  G. Kranick(8)                        157         157                    *        -
Timothy M. Martin(8)                        157         157                    *        -
Jorge Martinez (8)                          140         140                    *        -
Willie Scott (8)                            140         140                    *        -
Charles Q. Kamps(8)                         104         104                    *        -
Marshall & Issley Trust Company (8)         104         104                    *        -
Richard  M. Evans(8)                        104         104                    *        -
Janet Hanley Haggard(8)                     100         100                    *        -
Mitchell Thomson (8)                         98          98                    *        -
Paul Louie (8)                               98          98                    *        -
John M. Casper (8)                           63          63                    *        -
Mark Desjean (8)                             63          63                    *        -
Rita Shipes Guiney (8)                       63          63                    *        -
Robert  H. Boykin, Jr. (8)                   63          63                    *        -
William Donald Carras (8)                    63          63                    *        -
James P. Wellington (8)                      47          47                    *        -
Michael Gallenberger (8)                     47          47                    *        -
Jeffrey P. Johnson (8)                       42          42                    *        -
John J. Koch (8)                             42          42                    *        -
Lili A. Koch (8)                             42          42                    *        -
John P. Bean (8)                             31          31                    *        -
Ronald O'Shields (8)                         22          22                    *        -
Bobby S. Poole, Jr. (8)                      16          16                    *        -
Eddie Rollins (8)                            16          16                    *        -
Ricardo L. DeSoto (8)                         1           1                    *        -
Teresa  G. Cloninger(8)                       1           1                    *        -

* Denotes ownership of less than one-tenth of one percent.

(1) For each selling stockholder, the number of shares of common stock and percentage of ownership is based upon 4,097,690 shares outstanding as of September 30, 2004. As of such date there are no shares of common stock subject to options, warrants, and/or conversion rights held directly by any selling stockholder that are currently exercisable or exercisable within 60 days. The table above attributes ownership to the named holder of the common stock and to no other person. The table also assumes that each selling stockholder will sell all of his, her, or its shares in the offering. Please review the tables set forth in "Security Ownership of Beneficial Owners and Management" on page 26 to review beneficial ownership of our common stock as of September 30, 2004, according to the Commission's beneficial ownership rules.

(2) Chief Executive Officer and Chairman of the Board of Directors of Cancer Therapeutics.
                                       24

(3) Shareholder and party to a healthcare advisory agreement with Cancer Therapeutics from January 8, 2001 to May 31, 2004.

(4) Corporate counsel to Cancer Therapeutics.

(5) Securities Counsel to Cancer Therapeutics.

(6) European financial advisor to Cancer Therapeutics and party to an advisory agreement with Cancer Therapeutics, dated September 20, 2004.

(7) Chief Financial Officer and party to an accounting services agreement with Cancer Therapeutics dated May 15, 2004.

(8) Denotes relationship solely as a shareholder of Cancer Therapeutics.

(9) Son of Robert K. Oldham, M.D. the Chief Executive Officer of Cancer Therapeutics.


     We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of Cancer Therapeutics' common stock as of September 30, 2004, by (i) each person (or group of affiliated persons) who is known by us to beneficially own more that 5% of the outstanding shares of our common stock, (ii) each director and executive officer of Cancer Therapeutics, and (iii) all executive officers and directors of Cancer Therapeutics as a group. Unless indicated otherwise, the address for each officer, director and 5% stockholder is c/o Cancer Therapeutics, Inc., 210 West Hansell Street, Thomasville, Georgia 31792.



                                                                          Common Stock
                                                                          ------------
Directors, Executive Officers
and 5% Stockholders                                       Number                           Percent of Class(1)
-------------------                                       ------                           ----------------
Robert K. Oldham, M.D. (2)                               428,211                                 10.45%
Michael K. Low(3)                                        400,000                                  9.76%
Healthcare Enterprise Group, Inc. (4)                    400,000                                  9.76%
Chene Gardner(5)                                       1,000,000                                 24.4%
David L. Ross(6)                                       1,300,000                                 31.73%
Kenneth I. Denos(7)                                      800,000                                 19.52%
Kenneth I. Denos, P.C. (8)                               400,000                                  9.76%
Lyndon Gaborit(9)                                        550,000                                 13.42%
                                                         -------                                 ------

All Officers and Directors as a Group                   1,828,211                                44.62%
(3 Persons)

(1) For each shareholder, the calculation of percentage of beneficial ownership is based upon 4,097,688 shares of common stock outstanding as of September 30, 2004, and shares of common stock subject to options, warrants and/or conversion rights held by the shareholder that are currently exercisable or exercisable within 60 days, which are deemed to be outstanding and to be beneficially owned by the shareholder holding such options, warrants, or conversion rights. The percentage ownership of any shareholder is determined by assuming that the shareholder has exercised all options, warrants and conversion rights to obtain additional securities and that no other shareholder has exercised such rights. Except as otherwise indicated below, the persons and entity named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws.

(2) Chief Executive Officer and Director. Includes 428,211 shares of common stock held directly by Dr. Oldham.

(3) Secretary and Director. Includes 400,000 shares of common stock held by Healthcare Enterprise Group, Inc. of which Mr. Low serves as the Chief Executive Officer. Excludes 1,300,000 shares of common stock issuable upon exercise of warrants held by Healthcare Enterprise Group that are not currently exercisable and will not become exercisable within 60 days.

(4) Principal shareholder. Includes 400,000 shares of common stock held directly by Healthcare Enterprise Group, Inc. Excludes 1,300,000 shares of common stock issuable upon exercise of warrants held by Healthcare Enterprise Group that are not currently exercisable and will not become exercisable within 60 days.

(5) Chief Financial Officer and Director. Includes 1,000,000 shares of common stock held directly by Mr. Gardner.

(6) Principal Shareholder. Includes 1,300,000 shares of common stock held directly by Mr. Ross.

(7) Principal shareholder. Includes 400,000 shares of common stock held by Kenneth I. Denos, P.C. of which Mr. Denos is the President and sole shareholder, and 400,000 shares of common stock held by Healthcare Enterprise Group, Inc. of which Mr. Denos serves as a member of the board of directors. Excludes 1,300,000 shares of common stock issuable upon exercise of warrants held by Healthcare Enterprise Group that are not currently exercisable and will not become exercisable within 60 days.

(8) Principal shareholder. Includes 400,000 shares of common stock held directly by Kenneth I. Denos, P.C.

(9) Principal shareholder. Includes 150,000 shares of common stock held by LG Investment Trust, a family trust formed for the benefit of immediate family members of Mr. Gaborit, and 400,000 shares of common stock held by Healthcare Enterprise Group, Inc. of which Mr. Gaborit serves as a member of the board of directors. Excludes 1,300,000 shares of common stock issuable upon exercise of warrants held by Healthcare Enterprise Group that are not currently exercisable and will not become exercisable within 60 days.
                                       26

                            DESCRIPTION OF SECURITIES

Common Stock

         Cancer Therapeutics is authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share. As of September 30, 2004, there were 4,097,688 shares of common stock outstanding. Holders of our common stock are entitled to one vote per share for the election of directors and with respect to all other matters to be voted on by stockholders. Our shares of common stock do not carry cumulative voting rights and, therefore, a holder of a majority of our shares of common stock will be able to elect the entire board of directors. If any holder or group of holders constituting a majority of our shares of common stock elect the entire board of directors, minority shareholders would not be able to elect any members to the board of directors. Our board of directors has authority, without action by our shareholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce your percentage ownership of Cancer Therapeutics and the percentage ownership of other shareholders, and may also dilute the book value of your common stock.

         Shareholders of the Company have no pre-emptive rights to acquire additional shares of common stock. Our shares of common stock are not subject to redemption and carry no subscription, sinking fund, or conversion rights. As a holder of our common stock, you will be entitled to receive ratably such dividends as may be declared by our board of directors from time to time out of funds legally available therefor. Cancer Therapeutics has not paid dividends on its common stock in the past and we do not anticipate that we will pay dividends in the foreseeable future. In the event of liquidation of Cancer Therapeutics, all shares of our common stock are entitled to share equally in the corporate assets after satisfaction of all liabilities.

Preferred Stock

         Cancer Therapeutics is authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series and to fix the rights, preferences, privileges, qualifications, limitations, and restrictions thereof, and the number of shares constituting any series or the designation of such series without shareholder approval. The existence of unissued preferred stock may enable our board of directors, without further action by the stockholders, to issue such stock to persons friendly to current management or to issue such stock with terms that could render more difficult or discourage an attempt to obtain control of Cancer Therapeutics, thereby protecting the continuity of our management. No shares of preferred stock are outstanding and we have no current plans to issue any shares of preferred stock.

Warrants

         On May 28, 2004 we issued and sold a warrant to Healthcare Enterprise Group, Inc. in connection with an investment into Cancer Therapeutics. The warrant gives Healthcare Enterprise Group the right, at any time during the period commencing January 1, 2005 and ending May 27, 2007, to purchase 1,300,000 shares of our common stock for an aggregate purchase price of $25,000. The warrant provides for proportionate adjustment of the number of shares receivable from the exercise thereof in the event of a reorganization of our share capital, as well as a merger, consolidation, stock dividend, or stock split. The warrant also gives Healthcare Enterprise Group the right, commencing January 1, 2005, to demand that we register with the Commission the shares receivable from the exercise thereby. The warrant is transferable only to a parent, subsidiary, or other company under common control with Healthcare Enterprise Group, and any such transfer must be, in our opinion, in compliance with the Securities Act of 1933. No other warrants, rights, options, or other instruments convertible into capital stock of Cancer Therapeutics are outstanding.

Transfer Agent and Registrar

         The transfer agent and registrar for our shares of common stock is Integrity Stock Transfer and Registrar, 3663 E. Sunset Road, Suite 104, Las Vegas, Nevada 89120, telephone (702) 212-8797.

Dividend Policy

         Cancer Therapeutics has not previously paid any cash dividends on any of its shares and does not anticipate paying dividends in the foreseeable future. Our present intention is to utilize all available funds for the development of our business. The only restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by law. Under Delaware corporate law, no dividends or other distributions may be made which would render Cancer Therapeutics insolvent or would reduce assets to less than the sum of its liabilities plus the amount needed to satisfy outstanding liquidation preferences.


                              PLAN OF DISTRIBUTION

         The selling stockholders may, from time to time, sell all or a portion of their shares of common stock on any market or exchange medium upon which our shares may be quoted in the future, in privately negotiated transactions, or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

          - block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          - purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

          - an exchange distribution in accordance with the rules of the exchange;

          -    ordinary brokerage transactions;

          -    privately negotiated transactions; and

          -    a combination of any aforementioned methods of sale.

         The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.
In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares of common stock.

         In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

         The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

         All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by Cancer Therapeutics. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

         Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

         Kenneth I. Denos, P.C., a Utah professional corporation, has been engaged by Cancer Therapeutics to prepare and file our registration statement (of which this prospectus forms a part) in exchange for cash and 400,000 shares of our common stock, which are part of the shares being offered hereby. Kenneth
I. Denos is the President and sole shareholder of Kenneth I. Denos, P.C., and is also a member of the board of directors of Healthcare Enterprise Group, Inc., a principal shareholder of Cancer Therapeutics.

         The financial statements of Cancer Therapeutics included in this registration statement have been audited by Bouwhuis, Morrill & Co., LLC, independent chartered accountants, for the periods set forth in their report appearing elsewhere in this registration statement, and included in such reliance upon such report given upon the authority of said firm as experts in accounting and auditing.


                                LEGAL PROCEEDINGS

         On July 31, 2002, Cancer Therapeutics entered into a structured settlement with the Internal Revenue Service in connection with unpaid payroll taxes during 1999 and 2000. We agreed to pay the IRS a total of $42,690.81, exclusive of penalties and interest. The IRS filed a tax lien in 2002 against Cancer Therapeutics to secure payment of the settlement amount. The settlement amount calls for a payment of $1,000 per month until the settlement amount is paid in full, although the IRS may require us to increase our monthly payments if our financial condition improves. As of August 18, 2004, the total amount owing to the IRS, including penalties and interest, is $34,455.16. As of the date of this prospectus, we are current with respect to our obligations under this settlement.

                        DISCLOSURE OF COMMISSION POSITION
                ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Section 102(b)(7) of the Delaware General Corporation Law allows a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty except for:(i) any breach of the duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) declaration of unlawful dividends or unlawful stock repurchases or redemptions; (iv) any transaction from which the director derived an improper benefit; or (v) any act or omission occurring prior to the date any such provision eliminating or limiting such liability became effective.

         Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify an officer or director who is or is threatened to be made a party to a proceeding (other than an action by or in the right of the corporation) by reason of the fact that such officer or director is or was (i) serving as an officer, director, employee, or agent of the corporation, or (ii) served at the request of such corporation as an officer, director, employee, or agent of another corporation or other enterprise or entity. Such indemnification may only be made if the officer's or director's conduct was in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.
Section 145(c) of the Delaware General Corporation Law provides that a corporation shall indemnify an officer or director for his reasonable expenses in connection with the defense of any proceeding if the officer or director has been successful, on the merits or otherwise. Section 145(e) provides that a corporation may advance expenses to an officer or director who is made a party to a criminal or civil proceeding before a final disposition is made, if the corporation receives an undertaking by or on behalf of such officer or director to repay any amounts advanced if it is determined that such officer or director was not entitled to indemnification. Section 145(j) provides that the indemnification provisions of Section 145 continue for a person who has ceased to be an officer or director, and inures to the benefit of the heirs, executors, and administrators of such person. Section 145(g) provides that a corporation may purchase and maintain insurance on behalf of officers or directors, among others, against liabilities imposed upon them by reason of actions in their capacities as such, and whether or not the corporation would have the power to indemnify them against such liability under Section 145.

Certificate of Incorporation

         Article VI of our Certificate of Incorporation provides that the liability of directors to Cancer Therapeutics or its stockholders is eliminated to the fullest extent permitted under the Delaware General Corporation Law, as described in the preceding paragraphs.

Bylaws

         Article VI, Section 6.1(a) of our Bylaws provides that an officer or director who was or is made party to, or is threatened to be made a party to, or is involved in any proceeding by reason of the fact that he or she is or was an officer or director, or is or was serving at the request of Cancer Therapeutics as a director, officer, employee, or agent of another corporation, or as its representative in another enterprise shall be indemnified and held harmless to the fullest extent permitted and subject to the standards of conduct, procedures, and other requirements under Delaware law. Article, VI, Section 6.1(a) further provides that Cancer Therapeutics may purchase and maintain insurance on behalf of an officer or director against any liability arising out of their status as such, whether or not the corporation would have the power to indemnify such officer or director.

         Article VI, Section 6.1(b) of our Bylaws provides that the right of an officer or director to indemnification shall continue beyond termination and such right inures to the benefit of the heirs and personal representatives of such officer or director.

         Article VI, Section 6.1(d) of our Bylaws provides that Cancer Therapeutics shall, from time to time, reimburse or advance to an officer or director the funds necessary for payment of expenses incurred in connection with defending any proceeding for which he or she is indemnified by Cancer Therapeutics, in advance of the final disposition of such proceeding, provided that, if then required by the Delaware General Corporation Law, such advancements may only be paid upon the receipt by the corporation of an undertaking by or on behalf of such officer or director to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the officer or director is not entitled to be indemnified for such expenses.

         Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of Cancer Therapeutics under Delaware law or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by Cancer Therapeutics of expenses incurred or paid by a director, officer, or controlling person of Cancer Therapeutics in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Cancer Therapeutics will, unless the opinion of its counsel the matter has been decided by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                     ORGANIZATION WITHIN THE LAST FIVE YEARS

         Not Applicable.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None.
                                       31

                           REPORTS TO SECURITY HOLDERS

       Commencing with our fiscal year ended May 31, 2005, we will send an annual report to our stockholders, together with our annual audited financial statements. As of the effective date of this registration statement of which this prospectus forms a part, Cancer Therapeutics became subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, will file annual, quarterly and current reports, proxy statements, and other information with the Commission. Reports and other information filed by Cancer Therapeutics with the Commission pursuant to the informational requirements of the Exchange Act will be available for inspection and copying at prescribed rates at the Public Reference Room maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our filings with the Commission are also available to the public over the Internet at the Commission's website at http://www.sec.gov.

                              FINANCIAL STATEMENTS



















                        CANCER THERAPEUTICS, INCORPORATED

                       Financial Statements for the Years
                           Ended May 31, 2004 and 2003
                      and Report of Independent Registered
                             Public Accounting Firm

                                    CONTENTS



Report of Independent Registered Public Accounting Firm................. F/S-3

Balance Sheet........................................................... F/S-4

Statements of Operations................................................ F/S-5

Statements of Stockholders' Deficit......................................F/S-6

Statements of Cash Flows................................................ F/S-7

Notes to the Financial Statements....................................... F/S-8

Unaudited Financial Statements and Notes................................ F/S-15

Prospectus................................................................... 1


                                      F/S-2

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------


Board of Directors
Cancer Therapeutics, Inc.
Thomasville, Georgia


We have audited the accompanying balance sheet of Cancer Therapeutics, Inc. as of May 31, 2004 and the related statements of operations, stockholders' deficit and cash flows for the years ended May 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cancer Therapeutics, Inc. as of May 31, 2004 and the results of its operations and its cash flows for the years ended May 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has negative working capital, negative cash flows from operations and recurring operating losses which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 11. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Bouwhuis, Morrill & Company,LLC
-----------------------------------------
Bouwhuis, Morrill & Company, LLC
Layton, Utah
October 18, 2004

                                     F/S-3

                            CANCER THERAPEUTICS, INC.
                                  Balance Sheet

                                     ASSETS

                                                                                                  May 31,
                                                                                                   2004
                                                                                             ------------------
CURRENT ASSETS

   Cash and cash equivalents                                                                 $    77,997
                                                                                             ------------------

        Total Current Assets                                                                      77,997
                                                                                             ------------------


        TOTAL ASSETS                                                                         $    77,997
                                                                                             ==================

                                    LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

     Accounts payable and accrued expenses (Note 4)                                           $   171,178

     Due to related parties (Note 3)                                                                64,076

     Notes payable (Note 8)                                                                        50,000
     Notes payable - related parties (Note 7)                                                     364,944
                                                                                             ------------------

        Total Current Liabilities                                                                 650,198
                                                                                             ------------------


STOCKHOLDERS' DEFICIT

     Common stock, $0.001 par value; 100,000,000 shares
     authorized, 1,947,688 shares issued and outstanding                                            1,948
     Additional paid-in capital                                                                 2,152,572
     Accumulated deficit                                                                       (2,726,721)
                                                                                             ------------------

        Total Stockholders' Deficit                                                              (572,201)
                                                                                             ------------------

        TOTAL LIABILITIES AND STOCKHOLDERS'
         DEFICIT                                                                              $    77,997
                                                                                             ==================

    The accompanying notes are an integral part of these financial statements

                                     F/S-4

                            CANCER THERAPEUTICS, INC.
                            Statements of Operations


                                                                                           May 31,
                                                                           -----------------------------------------
                                                                                 2004                   2003
                                                                           ------------------    -------------------


NET REVENUES                                                                $         36,104      $          36,468
                                                                           ------------------    -------------------

OPERATING EXPENSES


     Bad debt expense                                                                22,190               187,684
     General and administrative                                                      42,189               104,659
     Professional fees                                                              115,000                    -
                                                                           ------------------    -------------------

        Total Operating Expenses                                                    179,379               292,343
                                                                           ------------------    -------------------

LOSS FROM OPERATIONS                                                               (143,275)            (255,875)
                                                                           ------------------    -------------------

OTHER INCOME (EXPENSES)

     Interest expense                                                               (34,173)              (24,887)
                                                                           ------------------    -------------------

        Total Other Income (Expenses)                                              (34,173)              (24,887)
                                                                           ------------------    -------------------

NET LOSS BEFORE INCOME TAXES                                                      (177,448)             (280,762)

PROVISION FOR INCOME TAXES                                                 -                                      -
                                                                           ------------------    -------------------

NET LOSS                                                                    $     (177,448)       $      (280,762)
                                                                           ==================    ===================


BASIC NET LOSS PER SHARE                                                    $        (0.38)       $        (0.63)
                                                                           ==================    ===================

WEIGHTED AVERAGE NUMBER OF

 SHARES OUTSTANDING                                                                 468,236               447,688
                                                                           ==================    ===================

    The accompanying notes are an integral part of these financial statements

                                     F/S-5

                            CANCER THERAPEUTICS, INC.
                       Statements of Stockholders' Deficit



                                                                                                  Additional
                                                                  Common Stock                     Paid-in             Accumulated
                                                           Shares              Amount              Capital               Deficit
                                                      -----------------    ----------------   -------------------   ---------------


Balance May 31, 2002                                           447,688           $   448    $      2,014,072      $   (2,268,511)

Net loss for the year ended
May 31, 2003                                                         -                   -                     -    (280,762)
                                                      -----------------    ----------------   -------------------   ---------------


Balance, May 31, 2003                                          447,668                 448            2,014,072       (2,549,273)

Common stock issued for cash at
$0.375 per share, May 2004                                     200,000                 200                74,800                -

Common stock issued for services at
$0.05 per share, May 2004                                    1,300,000               1,300                63,700                -

Net loss for the year ended
 May 31, 2004                                                        -                   -                     -        (177,448)
                                                      -----------------    ----------------   -------------------   ---------------

Balance, May 31, 2004                                       1,947,688      $          1,948   $         2,152,572   $   (2,726,721)
                                                      =================    ================   ===================   ===============




    The accompanying notes are an integral part of these financial statements

                                     F/S-6

                            CANCER THERAPEUTICS, INC.
                            Statements of Cash Flows

                                                                                              May 31,
                                                                                -------------------------------------
                                                                                     2004                 2003
                                                                                ----------------    -----------------

CASH FLOWS FROM OPERATING ACTIVITIES

     Net loss                                                                   $      (177,448)     $       (280,762)
     Adjustments to reconcile net loss to
      net cash used by operating activities:
        Common stock issued for services                                                 65,000                    -
     Change in operating assets and liabilities:
        Decrease in accounts receivable                                                       -               38,382
        Decrease in loans receivable                                                          -               65,939
        Increase in accounts payable and accrued expenses                                69,924               17,814
        Increase in due to related parties                                               10,626               53,450
                                                                                ----------------    -----------------


        Net Cash Used by Operating Activities                                           (31,898)            (105,177)
                                                                                ----------------    -----------------


CASH FLOWS FROM INVESTING ACTIVITIES                                                          -                    -
                                                                                ----------------    ----------------

CASH FLOWS FROM FINANCING ACTIVITIES

     Bank overdraft                                                                      (1,429)               1,429
     Proceeds from issuance of common stock                                              75,000                   -
     Proceeds from issuance of notes payable - related parties                           44,691               94,663
     Payment on notes payable - related parties                                          (8,367)                   -
                                                                                ----------------    ----------------

        Net Cash Provided by Financing Activities                                       109,895               96,092
                                                                                ----------------    ----------------


NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                     77,997               (9,085)

CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR                                                                           -                 9,085
                                                                                ----------------    -----------------
CASH AND CASH EQUIVALENTS,
 END OF YEAR                                                                     $       77,997       $            -
                                                                                ================    =================
SUPPLEMENTAL DISCLOSURES:

     Cash paid for interest                                                      $          -        $            -
     Cash paid for income taxes                                                             -                     -

NON-CASH INVESTING AND FINANCING ACTIVITIES:

     Common stock issued for services                                            $       65,000      $            -


    The accompanying notes are an integral part of these financial statements

                                     F/S-7

                        CANCER THERAPEUTICS, INC.
                        Notes to the Financial Statements
                              May 31, 2004 and 2003


NOTE 1 -      ORGANIZATION AND DESCRIPTION OF BUSINESS

              Cancer Therapeutics, Inc. (the Company), was incorporated under the laws of the State of Delaware on August 12, 2004 with authorized common stock of 100,000,000 shares and authorized preferred stock of 10,000,000 shares. Both classes of stock have a par value of $0.001 per share. The Company was organized for the purpose of producing and preserving activated cells for use in cancer treatment primarily through agreements with clinics, hospitals, and physicians.

              The Company was originally formed as Cancer Therapeutics, Incorporated, under the laws of the State of Tennessee on May 1, 1991. The Company determined that its business purpose would be better served if it reincorporated into the State of Delaware (Note 12).

NOTE 2 -      SIGNIFICANT ACCOUNTING POLICIES

              This summary of significant accounting policies of the Company is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements. The following policies are considered to be significant:

              a.  Accounting Method

              The Company recognizes income and expenses based on the accrual method of accounting. The Company has elected a May 31 year-end.

              b.  Cash and Cash Equivalents

              Cash equivalents are generally comprised of certain highly liquid investments with original maturities of less than three months.

              c. Use of Estimates in the Preparation of Financial Statements

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              d. Revenue Recognition Policy

              Revenue is recognized when contracts are signed and related contract activities have commenced, where the fee is fixed or determinable, and collectibility is reasonably


                                     F/S-8
              assured. Revenue is not recognized until persuasive evidence of an arrangement exists. Advance payments are recorded as deferred revenue until such time as they are recognized.

              e. Allowance for Doubtful Accounts

              Accounts receivable are recorded net of the allowance for doubtful accounts. The Company generally offers 30-day credit terms on sales to its customers and requires no collateral. The Company maintains an allowance for doubtful accounts which is determined based on a number of factors, including each customer's financial condition, general economic trends and management judgment. As of May 31, 2004, the allowance for doubtful accounts was $-0-. Bad debt expense was $22,190 and $187,684 for the years Eded May 31, 2004 and 2003, respectively.

              f.  Basic Net Loss per Share of Common Stock

              In accordance with Financial Accounting Standards No. 128, "Earnings per Share," basic net loss per common share is based on the weighted average number of shares outstanding during the periods presented. Diluted earnings per share is computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period.

              g.  Recent Accounting Pronouncements

              In April 2002, the Financial Accounting Standards Board issued Statement No. 145 ("SFAS 145"), "Rescission of FASB Statements Nos. 4, 44, and 64 and Amendment of FASB Statement No. 13." SFAS 145 addresses the presentation for losses on early retirements of debt in the statement of operations. The Company has adopted SFAS 145 and will not present losses on early retirements of debt as an extraordinary item.

              In June 2002, the Financial Accounting Standards Board issued Statement No. 146 ("SFAS 146"), "Accounting for Costs Associated with Exit or Disposal Activities." The provisions of SFAS 146 become effective for exit or disposal activities commenced subsequent to December 31, 2002. The adoption of SFAS 146 had no impact on the Company's financial position, results of operations or cash flows.

              In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies (for guarantees issued after January 1, 2003) that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee. At May 31, 2004, the Company does not have any outstanding guarantees and accordingly does not expect
                                     F/S-9
              the adoption of FIN 45 to have any impact on their financial position, results of operations or cash flows.

              h.  Income Taxes

              The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards Board (SFAS) No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which differences are expected to reverse. In accordance with the provisions of SFAS No. 109, a valuation allowance would be established to reduce deferred tax assets if it were more likely than not that all or some portion, of such deferred tax assets would not be realized. A full allowance against deferred tax assets was provided as of May 31, 2004.

              At May 31, 2004, the Company had net operating loss carryforwards of approximately $2,700,000 that may be offset against future taxable income through 2024. No tax benefits have been reported in the financial statements, because the potential tax benefits of the net operating loss carry forwards are offset by a valuation allowance of the same amount.

              Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to future use.

              i. Checks Written in Excess of Cash in Bank

              Under the Company's cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes. Additionally, at times banks may temporarily lend funds to the Company by paying out more funds than are in the Company's account. These overdrafts are included as a current liability in the balance sheets.

NOTE 3 -      RELATED PARTY TRANSACTIONS

              The Company has been dependent upon certain individuals, officers, stockholders and other related parties to provide capital, management services, assistance in finding new sources for debt and equity financing, and guidance in the development of the Company's business. The related parties have generally provided services and/or incurred expenses on behalf of the Company or have provided the necessary operating capital to continue pursuing its business. At May 31, 2004, the Company had related party payables of $64,076. These amounts are payable to the Company's president and are without terms.

                                     F/S-10

NOTE 4 -      ACCRUED EXPENSES

              The Company's accounts payable and accrued expenses balance includes accrued interest of $79,511 as of May 31, 2004. This interest primarily relates to notes payable.

NOTE 5 -      EQUITY TRANSACTIONS

              The Company has 10,000,000 shares of $0.001 par value preferred stock authorized. As of May 31, 2004, no rights or preferences have been designated and no preferred shares have been issued.

              During the year ended May 31, 2004, the Company issued 1,300,000 shares of common stock to an attorney for services. The shares were valued at the market price of the services on the date the shares were authorized for issuance of $0.05 per share.

              During the year ended May 31, 2004, the Company issued 200,000 shares of common stock to a company in exchange for cash of $75,000 or $0.375 per share. Pursuant to the stock purchase agreement, and in addition to the common shares purchased, the company also received warrants for the purchase of 1,300,000 shares of common stock at a aggregate exercise price of $25,000 or approximately $0.019 per share. The warrants become exercisable on January 1, 2005 and expire on May 27, 2007.

NOTE 6 -      FINANCIAL INSTRUMENTS

              Statement of Financial Accounting Standards No. 107 (SFAS 107), "Disclosures about Fair Value of Financial Instruments" requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The following methods and assumptions were used to estimate fair value:

              The carrying amount of cash equivalents, accounts payable and accrued expenses approximate fair value due to their short-term nature.

                                     F/S-11

NOTE 7 -      NOTES PAYABLE - RELATED PARTIES

              The Company has notes payable due to related parties consisting of the following:

                                                                                   May 31,
                                                                                     2004
                                                                            ------------------
              Convertible note payable to a company, 8% interest,
               due May 1, 2004, unsecured, in default                       $          110,000

              Notes payable to an individual, 6% interest,
               due on demand, unsecured                                                229,944

              Note payable to an individual, 9% interest,
               due on demand, unsecured                                                 25,000
                                                                            ------------------

              Total Notes Payable - Related Parties                                    364,944
              Less: Current Portion                                                   (364,944)
                                                                            -------------------
              Long-Term Notes Payable - Related Parties                     $                 -
                                                                            ===================

              The convertible note payable indicated above is convertible, at the holders option, into shares of preferred stock at a rate equal to that of other purchasers of preferred stock. The note is currently in default. No preferred shares have been authorized or issued as of the date of these financial statements.

NOTE 8 -      NOTES PAYABLE

              The Company has notes payable consisting of the following:

                                                                                   May 31,
                                                                                     2004
                                                                            ------------------
              Note payable to a bank, 4.5% interest, due
               August 1, 2003, secured by all tangible and
               intangible assets of the Company, in default                 $           50,000
                                                                            ------------------

              Total Notes Payable                                                       50,000
              Less: Current Portion                                                    (50,000)
                                                                            --------------------

              Long-Term Notes Payable                                       $                 -
                                                                            ====================

NOTE 9 -      CONTINGENCIES

              The Company is subject to extensive Federal laws and regulations. These laws, which are constantly changing, regulate various therapies through the Food and Drug Administration ("FDA"). However, the Company provides various cellular therapies for which regulations have been vague or nonexistent. Management continuously monitors activities of the FDA, particularly with regard to regulations concerning the use of
                                     F/S-12
              autologous cells. Although management feels the Company is in compliance with existing FDA regulations, new regulations, if any, developed in the area of autologous cells, or differing interpretations of existing regulations by the FDA, could have a material effect on the Company's operations. Presently, such effect, if any, cannot be determined.

              The Company has been utilizing the offices of another, unrelated, entity. The Company has not been billed for nor has it paid rent for several years and believes that the rent is being donated as the building would otherwise be empty. It is estimated that the fair market value of this office space is approximately $900 per month. It is possible that the entity which owns the building may request monthly rental payments or even payment in arrears for the past occupancy. No amount has been accrued in the financial statements for this contingency.

NOTE 10 -     COMMON STOCK WARRANTS

              During 2004 the Company issued warrants to purchase 1,300,000 shares of common stock (see Note 5). The following schedules summarize the changes during the year and the warrants issued and outstanding at May 31, 2004:

              May 31, 2004
              -------------

                      Outstanding, May 31, 2003                                                         -

                           Issued                                                               1,300,000
                                                                                                ---------

                      Outstanding, May 31, 2004                                                 1,300,000
                                                                                                =========

                      Weighted average exercise price of warrants
                       outstanding as of May 31, 2004                                              $0.019
                                                                                                   ======


                                                                Outstanding                   Exercisable
                                          --------------------------------------------  -------------------------------
                                                          Weighted
                                                           Average       Weighted                    Weighted
                                            Number       Remaining        Average        Number       Average
                                         Outstanding    Contractual        Exercise   Exercisable    Exercise
              Exercise Prices            at 5/31/04     Life (in Yrs.)     Price       at 5/31/04      Price
              ---------------            -------------  ---------------  ----------   -----------    ----------

              $ 0.019                    1,300,000                2.95      $ 0.019        -          $   N/A
                                         ============   ==============      =======    =========      ==========

                                     F/S-13

NOTE 11 -     GOING CONCERN CONSIDERATIONS

              The accompanying financial statements have been prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As reported in the financial statements, the Company has incurred losses of approximately $2,700,000 from inception of the Company through May 31, 2004. The Company's stockholders' deficit at May 31, 2004 was $572,201 and its current liabilities exceeded its current assets by the same amount. These factors combined, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans to address and alleviate these concerns are as follows:

              The Company's management is exploring all of its options so that it can develop successful operations and have sufficient funds, therefore, as to be able to operate over the next twelve months. As a part of this plan, management is currently seeking to transform into a publicly traded entity. Management believes that its business model has significant potential as long as extra working capital is received through operations and/or business development.

              The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of these uncertainties.

NOTE 12 -     SUBSEQUENT EVENTS

              On September 7, 2004, the Company reincorporated into the State of Delaware by filing with the state a Certificate of Merger whereby Cancer Therapeutics, Incorporated (Tennessee) merged with and into Cancer Therapeutics, Inc. (Delaware) which was incorporated for this purpose on August 12, 2004. As part of the merger one (1) common share of Cancer Therapeutics, Inc. (Delaware) were issued for each five (5) outstanding common shares of Cancer Therapeutics, Inc. (Tennessee) for a total of 1,947,688 common shares of Cancer Therapeutics, Inc. (Delaware) issued upon incorporation. All references to shares issued and outstanding in the financial statements have been retroactively restated to reflect the effects of this change in capital structure.

              During September 2004 the Company issued an additional 2,150,000 shares of its common stock to various companies and individuals for services rendered and amounts owed to these companies and individuals.

                                     F/S-14

                           CANCER THERAPEUTICS, INC.
               Unaudited Financial Statements for the Three Months
                         Ended August 31, 2004 and 2003

                            CANCER THERAPEUTICS, INC.
                                 Balance Sheets

                                     ASSETS

                                                                          August 31,              May 31,
                                                                             2004                  2004
                                                                       ------------------    ------------------
                                                                          (Unaudited)
CURRENT ASSETS
    Cash and cash equivalents                                           $     604,962         $       77,997
                                                                       ------------------    ------------------

        Total Current Assets                                                   64,962                 77,997
                                                                       ------------------    ------------------

        TOTAL ASSETS                                                    $      64,962         $       77,997
                                                                       ==================    ==================

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

     Accounts payable and accrued expenses (Note 4)                     $     178,815         $     171,178
     Due to related parties (Note 3)                                            61,682                64,076
     Notes payable (Note 8)                                                    50,000                50,000
     Notes payable - related parties (Note 7)                                 372,844               364,944
                                                                       ------------------    ------------------

        Total Current Liabilities                                             663,341               650,198
                                                                       ------------------    ------------------

STOCKHOLDERS' DEFICIT

     Common stock, $0.001 par value; 100,000,000 shares
     authorized, 1,947,688 shares issued and
     outstanding                                                                  1,948                 1,948
     Additional paid-in capital                                               2,152,572             2,152,572
     Accumulated deficit                                                     (2,752,899)           (2,726,721)
                                                                       ------------------    ------------------

        Total Stockholders' Deficit                                            (598,379)             (572,201)
                                                                       ------------------    ------------------

        TOTAL LIABILITIES AND STOCKHOLDERS'
         DEFICIT                                                       $         64,962      $         77,997
                                                                       ==================    ==================

    The accompanying notes are an integral part of these financial statements
                                     F/S-16

                            CANCER THERAPEUTICS, INC.
                            Statements of Operations
                                   (Unaudited)

                                                                                         For the Three Months Ended
                                                                                                 August 31,
                                                                                  -----------------------------------------
                                                                                        2004                   2003
                                                                                  ------------------    -------------------


NET REVENUES                                                                       $          6,376      $           5,563
                                                                                  ------------------    -------------------

OPERATING EXPENSES

                 Bad debt expense                                                                 -                   6,368
                 General and administrative                                                  15,699                  3,521
                 Professional fees                                                            9,031                     -
                                                                                  ------------------    -------------------

                    Total Operating Expenses                                                 24,730                  9,889
                                                                                  ------------------    -------------------

LOSS FROM OPERATIONS                                                                        (18,354)                (4,326)
                                                                                  ------------------    -------------------
OTHER INCOME (EXPENSES)

                 Interest expense                                                            (7,824)                (8,745)
                                                                                  ------------------    -------------------

                    Total Other Income (Expenses)                                            (7,824)                (8,745)
                                                                                  ------------------    -------------------

NET LOSS BEFORE INCOME TAXES                                                                (26,178)               (13,071)

PROVISION FOR INCOME TAXES                                                                        -                      -
                                                                                  ------------------    -------------------

NET LOSS                                                                          $         (26,178)    $           (13,071)
                                                                                  ==================    ===================

BASIC NET LOSS PER SHARE                                                          $           (0.01)    $            (0.03)
                                                                                  ==================    ===================

WEIGHTED AVERAGE NUMBER OF
 SHARES OUTSTANDING                                                                       1,947,688                447,688
                                                                                  ==================    ===================

    The accompanying notes are an integral part of these financial statements
                                     F/S-17

                            CANCER THERAPEUTICS, INC.
                       Statements of Stockholders' Deficit


                                                                                                  Additional
                                                                  Common Stock                     Paid-in          Accumulated
                                                           Shares              Amount              Capital            Deficit
                                                      -----------------    ----------------   -----------------     ------------
Balance, May 31, 2003                                       447,688        $     448          $ 2,014,072           $(2,549,273)

Common stock issued for cash at
$0.375 per share, May 2004                                  200,000              200               74,800                     -

Common stock issued for services at
$0.05 per share, May 2004                                 1,300,000            1,300                63,700                    -

Net loss for the year ended
 May 31, 2004                                                    -                 -                     -              (177,448)
                                                      -------------        --------------     ---------------     ---------------

Balance, May 31, 2004                                       1,947,688          1,948             2,152,572            (2,726,721)

Net loss for the three months ended
 August 31, 2004 (unaudited)                                       -             -                     -               (26,178)
                                                      -----------------    ----------------   ---------------      --------------

Balance, August 31, 2004 (unaudited)                        1,947,688          1,948          $  2,152,572         $  (2,752,899)
                                                      =================    ================   ===============      ==============


    The accompanying notes are an integral part of these financial statements

                                     F/S-18

                            CANCER THERAPEUTICS, INC.
                            Statements of Cash Flows
                                  (Unaudited)

                                                                                                August 31,
                                                                                   -------------------------------------
                                                                                        2004                 2003
                                                                                   ----------------    -----------------

CASH FLOWS FROM OPERATING ACTIVITIES

     Net loss                                                                      $     (26,178)       $      (13,071)
     Adjustments to reconcile net loss to
      net cash used by operating activities:
     Change in operating assets and liabilities:
        Increase in accounts payable and accrued expenses                                  7,637                4,279
        Decrease in due to related parties                                                (2,394)              (1,056)
                                                                                   ----------------    -----------------
        Net Cash Used by Operating Activities                                            (20,935)              (9,848)
                                                                                   ----------------    -----------------

CASH FLOWS FROM INVESTING ACTIVITIES                                                           -                     -
                                                                                   ----------------    -----------------

CASH FLOWS FROM FINANCING ACTIVITIES

     Proceeds from issuance of note payable - related party                                  7,900                9,162
                                                                                   ----------------    -----------------

        Net Cash Provided by Financing Activities                                            7,900              9,162
                                                                                   ----------------    -----------------


NET DECREASE IN CASH AND CASH EQUIVALENTS                                                  (13,035)              (686)

CASH AND CASH EQUIVALENTS,
 BEGINNING OF PERIOD                                                                        77,997              2,441
                                                                                   ----------------    -----------------
CASH AND CASH EQUIVALENTS,
 END OF PERIOD                                                                      $      64,962       $        1,755
                                                                                   ================    =================
SUPPLEMENTAL DISCLOSURES:

     Cash paid for interest                                                         $          -        $              -
     Cash paid for income taxes                                                                -                       -



    The accompanying notes are an integral part of these financial statements

                                     F/S-19

                            CANCER THERAPEUTICS, INC.
                        Notes to the Financial Statements
                            August 31, 2004 and 2003


NOTE 1 -      ORGANIZATION AND DESCRIPTION OF BUSINESS

              Cancer Therapeutics, Inc. (the Company), was incorporated under the laws of the State of Delaware on August 12, 2004 with authorized common stock of 100,000,000 shares and authorized preferred stock of 10,000,000 shares. Both classes of stock have a par value of $0.001 per share. The Company was organized for the purpose of producing and preserving activated cells for use in cancer treatment primarily through agreements with clinics, hospitals, and physicians.

              The Company was originally formed as Cancer Therapeutics, Incorporated, under the laws of the State of Tennessee on May 1, 1991. The Company determined that its business purpose would be better served if it reincorporated into the State of Delaware (Note 12).

NOTE 2 -      SIGNIFICANT ACCOUNTING POLICIES

              This summary of significant accounting policies of the Company is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements. The following policies are considered to be significant:

              a.  Accounting Method

              The Company recognizes income and expenses based on the accrual method of accounting. The Company has elected a May 31 year-end.

              b.  Cash and Cash Equivalents

              Cash equivalents are generally comprised of certain highly liquid investments with original maturities of less than three months.

              c. Use of Estimates in the Preparation of Financial Statements

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              d.       Revenue Recognition Policy

              Revenue is recognized when contracts are signed and related contract activities have commenced, where the fee is fixed or determinable, and collectibility is reasonably assured. Revenue is not recognized until persuasive evidence of an arrangement exists. Advance payments are recorded as deferred revenue until such time as they are recognized.
                                     F/S-22

              e.       Allowance for Doubtful Accounts

              Accounts receivable are recorded net of the allowance for doubtful accounts. The Company generally offers 30-day credit terms on sales to its customers and requires no collateral. The Company maintains an allowance for doubtful accounts which is determined based on a number of factors, including each customer's financial condition, general economic trends and management judgment. As of August 31, 2004, the allowance for doubtful accounts was $-0-.
              Bad debt expense was $-0- and $6,368 for the three months ended August 31, 2004 and 2003, respectively.

              f.  Basic Net Loss per Share of Common Stock

              In accordance with Financial Accounting Standards No. 128, "Earnings per Share," basic net loss per common share is based on the weighted average number of shares outstanding during the periods presented. Diluted earnings per share is computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period.

              g.  Recent Accounting Pronouncements

              In April 2002, the Financial Accounting Standards Board issued Statement No. 145 ("SFAS 145"), "Rescission of FASB
              Statements Nos. 4, 44, and 64 and Amendment of FASB Statement No. 13." SFAS 145 addresses the presentation for losses on early retirements of debt in the statement of operations. The Company has adopted SFAS 145 and will not present losses on early retirements of debt as an extraordinary item.

              In June 2002, the Financial Accounting Standards Board issued Statement No. 146 ("SFAS 146"), "Accounting for Costs Associated with Exit or Disposal Activities." The provisions of SFAS 146 become effective for exit or disposal activities commenced subsequent to December 31, 2002. The adoption of SFAS 146 had no impact on the Company's financial position, results of operations or cash flows.

              In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies (for guarantees issued after January 1, 2003) that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee. At August 31, 2004, the Company does not have any outstanding guarantees and accordingly does not expect the adoption of FIN 45 to have any impact on their financial position, results of operations or cash flows.

              h.  Income Taxes

              The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards Board (SFAS) No. 109, "Accounting for Income Taxes." Under this
                                     F/S-21
              method, deferred income taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which differences are expected to reverse. In accordance with the provisions of SFAS No. 109, a valuation allowance would be established to reduce deferred tax assets if it were more likely than not that all or some portion, of such deferred tax assets would not be realized. A full allowance against deferred tax assets was provided as of May 31, 2004.

              At August 31, 2004, the Company had net operating loss carryforwards of approximately $2,700,000 that may be offset against future taxable income through 2024. No tax benefits have been reported in the financial statements, because the potential tax benefits of the net operating loss carry forwards are offset by a valuation allowance of the same amount.

              Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to future use.

              i. Checks Written in Excess of Cash in Bank

              Under the Company's cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes. Additionally, at times banks may temporarily lend funds to the Company by paying out more funds than are in the Company's account. These overdrafts are included as a current liability in the balance sheets.

NOTE 3 -      RELATED PARTY TRANSACTIONS

              The Company has been dependent upon certain individuals, officers, stockholders and other related parties to provide capital, management services, assistance in finding new sources for debt and equity financing, and guidance in the development of the Company's business. The related parties have generally provided services and/or incurred expenses on behalf of the Company or have provided the necessary operating capital to continue pursuing its business. At August 31, 2004, the Company had related party payables of $61,682. These amounts are payable to the Company's president and are without terms.

NOTE 4 -      ACCRUED EXPENSES

              The Company's accounts payable and accrued expenses balance includes accrued interest of $86,586 as of August 31, 2004. This interest primarily relates to notes payable.

                                     F/S-22

NOTE 5 -      EQUITY TRANSACTIONS

              The Company has 10,000,000 shares of $0.001 par value preferred stock authorized. As of August 31, 2004, no rights or preferences have been designated and no preferred shares have been issued.

              During the year ended May 31, 2004, the Company issued 1,300,000 shares of common stock to an attorney for services. The shares were valued at the market price of the services on the date the shares were authorized for issuance of $0.05 per share.

              During the year ended May 31, 2004, the Company issued 200,000 shares of common stock to a company in exchange for cash of $75,000 or $0.375 per share. Pursuant to the stock purchase agreement, and in addition to the common shares purchased, the company also received warrants for the purchase of 1,300,000 shares of common stock at an aggregate exercise price of $25,000 or approximately $0.019 per share. The warrants become exercisable on January 1, 2005 and expire on May 27, 2007.

NOTE 6 -      FINANCIAL INSTRUMENTS

              Statement of Financial Accounting Standards No. 107 (SFAS 107), "Disclosures about Fair Value of Financial Instruments" requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The following methods and assumptions were used to estimate fair value:

              The carrying amount of cash equivalents, accounts payable and accrued expenses approximate fair value due to their short-term nature.

NOTE 7 -      NOTES PAYABLE - RELATED PARTIES

              The Company has notes payable due to related parties consisting of the following:

                                                                                August 31,            May 31,
                                                                                     2004               2004
                                                                            ------------------  ------------------
                                                                               (unaudited)
              Convertible note payable to a company, 8% interest,
               due May 1, 2004, unsecured, in default                       $          110,000  $          110,000

              Notes payable to an individual, 6% interest,
               due on demand, unsecured                                                237,844             229,944

              Note payable to an individual, 9% interest,
               due on demand, unsecured                                                 25,000              25,000
                                                                            ------------------   ------------------

              Total Notes Payable                                                      372,844             364,944
              Less: Current Portion                                                   (372,844)           (364,944)
                                                                            -------------------  ------------------

              Long-Term Notes Payable                                       $                 -  $                -
                                                                            ====================  =================

              The convertible note payable indicated above is convertible, at the holders option, into shares of preferred stock at a rate equal to that of other purchasers of preferred stock.

                                     F/S-23

NOTE 7 -      NOTES PAYABLE - RELATED PARTIES (Continued)

              The note is currently in default. No preferred shares have been authorized or issued as of the date of these financial statements.

NOTE 8 -      NOTES PAYABLE

              The Company has notes payable consisting of the following:

                                                                                August 31,             May 31,
                                                                                     2004               2004
                                                                            ------------------  ------------------
                                                                                (unaudited)
              Note payable to a bank, 4.5% interest, due
               August 1, 2003, secured by all tangible and
               intangible assets of the Company, in default                 $           50,000  $           50,000
                                                                            ------------------  ------------------

              Total Notes Payable                                                       50,000              50,000
              Less: Current Portion                                                    (50,000)            (50,000)
                                                                            ------------------  -------------------

              Long-Term Notes Payable                                       $               -   $                 -
                                                                            ==================  ===================

NOTE 9 -      CONTINGENCIES

              The Company is subject to extensive Federal laws and regulations. These laws, which are constantly changing, regulate various therapies through the Food and Drug Administration ("FDA"). However, the Company provides various cellular therapies for which regulations have been vague or nonexistent. Management continuously monitors activities of the FDA, particularly with regard to regulations concerning the use of autologous cells. Although management feels the Company is in compliance with existing FDA regulations, new regulations, if any, developed in the area of autologous cells, or differing interpretations of existing regulations by the FDA, could have a material effect on the Company's operations. Presently, such effect, if any, cannot be determined.

              The Company has been utilizing the offices of another, unrelated, entity. The Company has not been billed for nor has it paid rent for several years and believes that the rent is being donated as the building would otherwise be empty. It is estimated that the fair market value of this office space is approximately $900 per month. It is possible that the entity which owns the building may request monthly rental payments or even payment in arrears for the past occupancy. No amount has been accrued in the financial statements for this contingency.

                                     F/S-24

NOTE 10 -     COMMON STOCK WARRANTS

              The following schedules summarize the changes during the period and the warrants issued and outstanding at August 31, 2004:

              August 31, 2004
              -------------

                      Outstanding, May 31, 2004                                                        1,300,000

                           Issued                                                                         -
                                                                                                ----------------

                      Outstanding, August 31, 2004                                                     1,300,000
                                                                                                ================

                      Weighted average exercise price of warrants
                       outstanding as of August 31, 2004                                                     $0.019
                                                                                                          ======


                                                        Outstanding                       Exercisable
                                         -----------------------------------------  ----------------------------
                                                          Weighted
                                                           Average       Weighted                    Weighted
                                            Number       Remaining        Average        Number       Average
                                         Outstanding    Contractual       Exercise   Exercisable     Exercise
              Exercise Prices            at 8/31/04     Life (in Yrs.)     Price       at 8/31/04      Price
              ---------------            -------------  --------------- ----------  -------------- ------------

              $ 0.019                    1,300,000         2.70          $ 0.019        -             N/A
                                        ==========        =====          =======    ==========      =======

NOTE 11 -     GOING CONCERN CONSIDERATIONS

              The accompanying financial statements have been prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As reported in the financial statements, the Company has incurred losses of approximately $2,700,000 from inception of the Company through August 31, 2004. The Company's stockholders' deficit at August 31, 2004 was $598,379 and its current liabilities exceeded its current assets by the same amount. These factors combined, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans to address and alleviate these concerns are as follows:

              The Company's management is exploring all of its options so that it can develop successful operations and have sufficient funds, therefore, as to be able to operate over the next twelve months. As a part of this plan, management is currently seeking to transform into a publicly traded entity. Management believes that its business model has significant potential as long as extra working capital is received through operations and/or business development.

              The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any

                                     F/S-25
              adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of these uncertainties.

NOTE 12 -     SUBSEQUENT EVENTS

              On September 7, 2004, the Company reincorporated into the State of Delaware by filing with the state a Certificate of Merger whereby Cancer Therapeutics, Incorporated (Tennessee) merged with and into Cancer Therapeutics, Inc. (Delaware) which was incorporated for this purpose on August 12, 2004. As part of the merger one (1) common share of Cancer Therapeutics, Inc. (Delaware) were issued for each five (5) outstanding common shares of Cancer Therapeutics, Inc. (Tennessee) for a total of 1,947,688 common shares of Cancer Therapeutics, Inc. (Delaware) issued upon incorporation. All references to shares issued and outstanding in the financial statements have been retroactively restated to reflect the effects of this change in capital structure.

              During September 2004 the Company issued an additional 2,150,000 shares of its common stock to various companies and individuals for services rendered and amounts owed to these companies and individuals.

                                     F/S-26

No dealer, salesperson or other person has been                                 4,097,688 Shares
authorized to give any information or to make any
representations other than those contained in this
prospectus and, if given or made, such information or
representations must not be relied upon as having been                     CANCER THERAPEUTICS, INC.
authorized by us.  This prospectus does not constitute
an offer to sell or the solicitation of an offer to
buy any security other than the shares of common stock
to which this prospectus relates, or any offer in any
jurisdiction in which the person making such offer or                             Common Stock
solicitation is not qualified to do so, or to any
person to whom it is unlawful to make such offer or
solicitation.  Neither the delivery of this prospectus
nor any sale made hereunder shall, under any
circumstances, create any implication that there has
been no change in the affairs of the business of                              ___________________
Cancer Therapeutics or that the information contained
herein is correct as of any time subsequent to the
date hereof.                                                                       PROSPECTUS
                                                                              -------------------


TABLE OF CONTENTS      Page

PROSPECTUS SUMMARY...................................1
RISK FACTORS.........................................3
SECURITIES AND EXCHANGE
 COMMISSION'S PUBLIC REFERENCE.......................7
THE OFFERING.........................................7
DILUTION.............................................8
USE OF PROCEEDS......................................8
DETERMINATION OF OFFERING PRICE......................8
MANAGEMENT'S DISCUSSION AND
 ANALYSIS OF FINANCIAL CONDITION.....................8
BUSINESS............................................10
DESCRIPTION OF PROPERTY.............................16                           October , 2004
DIRECTORS, EXECUTIVE OFFICERS AND
 CONTROL PERSONS....................................17
EXECUTIVE COMPENSATION..............................18
CERTAIN RELATIONSHIPS AND RELATED...................19
TRANSACTIONS........................................19
DIVIDEND POLICY.....................................19
MARKET FOR COMMON EQUITY AND
 RELATED STOCKHOLDER MATTERS........................20
SELLING SECURITY HOLDERS............................21
SECURITY OWNERSHIP OF CERTAIN
 BENEFICIAL OWNERS AND MANAGEMENT...................26
DESCRIPTION OF SECURITIES...........................27
PLAN OF DISTRIBUTION................................28
INTEREST OF NAMED EXPERTS AND COUNSEL...............29
LEGAL PROCEEDINGS...................................29
DISCLOSURE OF COMMISSION POSITION...................30
ORGANIZATION WITHIN THE LAST FIVE YEARS.............31
CHANGES IN AND DISAGREEMENTS WITH
 ACCOUNTANTS........................................31
REPORTS TO SECURITY HOLDERS.........................32
FINANCIAL STATEMENTS................................33

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 102(b)(7) of the Delaware General Corporation Law allows a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty except for:(i) any breach of the duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) declaration of unlawful dividends or unlawful stock repurchases or redemptions; (iv) any transaction from which the director derived an improper benefit; or (v) any act or omission occurring prior to the date any such provision eliminating or limiting such liability became effective.

         Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify an officer or director who is or is threatened to be made a party to a proceeding (other than an action by or in the right of the corporation) by reason of the fact that such officer or director is or was (i) serving as an officer, director, employee, or agent of the corporation, or (ii) served at the request of such corporation as an officer, director, employee, or agent of another corporation or other enterprise or entity. Such indemnification may only be made if the officer's or director's conduct was in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.
Section 145(c) of the Delaware General Corporation Law provides that a corporation shall indemnify an officer or director for his reasonable expenses in connection with the defense of any proceeding if the officer or director has been successful, on the merits or otherwise. Section 145(e) provides that a corporation may advance expenses to an officer or director who is made a party to a criminal or civil proceeding before a final disposition is made, if the corporation receives an undertaking by or on behalf of such officer or director to repay any amounts advanced if it is determined that such officer or director was not entitled to indemnification. Section 145(j) provides that the indemnification provisions of Section 145 continue for a person who has ceased to be an officer or director, and inures to the benefit of the heirs, executors, and administrators of such person. Section 145(g) provides that a corporation may purchase and maintain insurance on behalf of officers or directors, among others, against liabilities imposed upon them by reason of actions in their capacities as such, and whether or not the corporation would have the power to indemnify them against such liability under Section 145.

Certificate of Incorporation

         Article VI of our Certificate of Incorporation provides that the liability of directors to Cancer Therapeutics or its stockholders is eliminated to the fullest extent permitted under the Delaware General Corporation Law, as described in the preceding paragraphs.

Bylaws

         Article VI, Section 6.1(a) of our Bylaws provides that an officer or director who was or is made party to, or is threatened to be made a party to, or is involved in any proceeding by reason of the fact that he or she is or was an officer or director, or is or was serving at the request of Cancer Therapeutics as a director, officer, employee, or agent of another corporation, or as its representative in another enterprise shall be indemnified and held harmless to the fullest extent permitted and subject to the standards of conduct, procedures, and other requirements under Delaware law. Article, VI, Section 6.1(a) further provides that Cancer Therapeutics may purchase and maintain insurance on behalf of an officer or director against any liability arising out of their status as such, whether or not the corporation would have the power to indemnify such officer or director.

         Article VI, Section 6.1(b) of our Bylaws provides that the right of an officer or director to indemnification shall continue beyond termination and such right inures to the benefit of the heirs and personal representatives of such officer or director.

         Article VI, Section 6.1(d) of our Bylaws provides that Cancer Therapeutics shall, from time to time, reimburse or advance to an officer or director the funds necessary for payment of expenses incurred in connection with defending any proceeding for which he or she is indemnified by Cancer Therapeutics, in advance of the final disposition of such proceeding, provided that, if then required by the Delaware General Corporation Law, such advancements may only be paid upon the receipt by the corporation of an undertaking by or on behalf of such officer or director to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the officer or director is not entitled to be indemnified for such expenses.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table sets forth the costs and expenses, payable by us in connection with the sale of the securities being registered. All amounts are estimates except for the fees payable to the Commission.

SEC Registration Fee..................................                $  51.92
Printing and engraving expenses.......................                1,000.00
Legal fees and expenses...............................            90,000.00(1)
Accounting fees and expenses..........................               14,000.00
Blue Sky filing fees..................................                     Nil
Transfer Agent fees and expenses......................                2,500.00
Miscellaneous.........................................                1,000.00
                                                             ------------------
                      Total...........................             $108,551.92
                                                             ------------------

(1) Represents cash paid, as well as the number of shares of common stock received by our securities counsel, multiplied by the offering price on the cover of this prospectus.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

       On May 10, 2004, we issued 1,300,000 shares of our common stock in connection with the engagement of our corporate counsel, an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933. No solicitation was made and no underwriting discounts were given or paid in connection with this transaction. We believe that this transaction was exempt from the registration provisions of the Securities Act pursuant to Sections 3(a)(11) and 4(2) of such Act.

       On May 28, 2004, we issued and sold 200,000 shares of our common stock, together with a warrant to acquire 1,300,000 shares of our common stock at an aggregate purchase price of $25,000, to an accredited investor in exchange for $75,000 in cash proceeds. No solicitation was made and no underwriting discounts were given or paid in connection with this transaction. We believe that this transaction was exempt from the registration provisions of the Securities Act pursuant to Sections 3(a)11 and 4(2) of such Act.

       On September 10, 2004, we issued 400,000 shares of our common stock in satisfaction of amounts owed to our securities counsel in connection with an engagement dated July 20, 2004. Our securities counsel is an "accredited investor" as such term is defined in Rule 501 to Regulation D promulgated under the Securities Act of 1933. No solicitation was made and no underwriting discounts were given or paid in connection with this transaction. We believe that this transaction was exempt from the registration provisions of the Securities Act pursuant to Sections 3(a)(11) and 4(2) of such Act.

       On September 10, 2004, we issued 1,000,000 shares of our common stock in satisfaction of amounts owed to our Chief Financial Officer in connection with an engagement dated May 15, 2004. Our Chief Financial Officer is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933. No solicitation was made and no underwriting discounts were given or paid in connection with this transaction. We believe that this transaction was exempt from the registration provisions of the Securities Act pursuant to Sections 3(a)(11) and 4(2) of such Act.

       On September 15, 2004, we issued 400,000 shares of our common stock pursuant to the conversion of a promissory note issued by Cancer Therapeutics in 2001 to an accredited investor. No solicitation was made and no underwriting discounts were given or paid in connection with this transaction. We believe that this transaction was exempt from the registration provisions of the Securities Act of 1933 pursuant to Sections 3(a)(11) and 4(2) of such Act.

       On September 20, 2004, we issued 200,000 shares of our common stock in satisfaction of amounts owed to an accredited investor for healthcare advisory services rendered to Cancer Therapeutics pursuant an advisory agreement dated January 8, 2001. No solicitation was made and no underwriting discounts were given or paid in connection with this transaction. We believe that this transaction was exempt from the registration provisions of the Securities Act pursuant to Sections 3(a)(11) and 4(2) of such Act.

       On September 20, 2004, we issued 150,000 shares of our common stock in connection with the execution of a financial advisory agreement with Industrial Management & Equity Limited., which is owned and controlled by Lyndon Gaborit, a citizen and resident of the United Kingdom. The securities were issued to LG Investment Trust, a trust formed for the benefit of immediate family members of Mr. Gaborit. No solicitation was made and no underwriting discounts were given or paid in connection with this transaction. We believe that this transaction was exempt from the registration provisions of the Securities Act pursuant to
Section 4(2) of such Act and Rule 903 promulgated under the Act.

ITEM 27.

EXHIBITS

       The following exhibits are filed as part of this Registration Statement


    Exhibit
    Number                                             Title of Document

      3.1      Certificate  of  Incorporation  of Cancer  Therapeutics,  Inc., a
               Delaware corporation.

      3.2      Bylaws of Cancer Therapeutics, Inc., a Delaware corporation.

      4.1      Form of Common Stock Certificate.

      5.1      Opinion of Kenneth I. Denos, P.C., Attorney at Law (including consent).

     10.1      Warrant Issued to Healthcare Enterprise Group, Inc.

     10.2      Engagement Agreement between the Registrant and John Thomas, Esq.

     10.3      Accounting Services Agreement between the Registrant and Chene C. Gardner

     10.4      Engagement Agreement between the Registrant and Kenneth I. Denos, P.C.

     10.5      Advisory Agreement Between the Registrant and Industrial Management & Equity Limited

     23.1      Consent of Bouwhuis, Morrill and Company, LLC.

     23.2      Consent of Kenneth I. Denos, P.C. (Filed as part of Exhibit 5.1).
-------------



ITEM 28. UNDERTAKINGS

       Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to any provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a new form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES

       In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Thomasville, state of Georgia, on October 22, 2004.

                                  CANCER THERAPEUTICS, INC.

                                  By: /s/ Robert Oldham
                                  -----------------------------------------
                                  Robert Oldham
                                  Chief Executive Officer


       In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

     Signature                               Title                            Date
     ------------                            ------                           -------
                                            President, Chief Executive        October 22, 2004
/s/ Robert Oldham                           Officer, and Director
----------------------                      (Principal Executive Officer)
Robert Oldham


/s/ Michael Low                              Director                         October 22, 2004
----------------------
Michael Low

                                             Chief Financial Officer and      October 22, 2004
/s/ Chene Gardner                            Director (Principal Financial
---------------------------------------      Officer)
Chene Gardner


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